VALUATION REPORT

CIELO MAR – 2,103 Hectares Oceanfront Land
Barrancos Bajos, El Rosario, Municipality of Ensenada (Ayuntamiento de Ensenada), Baja California, México
CBRE, Inc. File No. 18-271PH-0561 / 18-100MX-0035

Mr. Jan Telander
PROGREEN US, INC.
2667 Camino del Rio, Suite 312
San Diego, California, 92108

CBRE



CBRE

3761 North Campbell Avenue
Tucson, Arizona 85719

T US(520) 323-5163
US(520) 903-8962

www.cbre.com

March 20, 2018

Mr. Jan Telander
PROGREEN US, INC.
2667 Camino del Rio
San Diego, California 92108

RE: Appraisal of Cielo Mar, a 2,103 Hectare Oceanfront Vacant Land
Barrancos Bajos, El Rosario, Municipality of Ensenada (Ayuntamiento de Ensenada), Baja California, México
CBRE, Inc. File No. 18-271PH-0561 / 18-100MX-0035

Dear Mr. Telander:

At your request and authorization, CBRE, Inc. has prepared an appraisal of the market value of the referenced property. Our analysis is presented in the following Appraisal Report.

The subject is a 2,103 hectare (5,197 acre) tract of vacant oceanfront land that is located in Brarrancos Bajos, El Rosario, Municipality of Ensenada (Ayuntamiento de Ensenada), State of Baja California (Estado de Baja California), Mexico. The subject site is located about 245 kilometers south of Ensenada, and has approximately +/- 7.2 linear kilometers (+/- 4.5 linear miles) of ocean frontage. Access to the site is Highway 1 by vehicle, via small plane, or via boat.

The subject site is proposed for a medium density residential development. Due to the location of the subject site and its moderate slope, a majority of the subject's proposed homes would have some degree of ocean view. The subject is more fully described, legally and physically, within the enclosed report. All values are reported in U.S. Dollar currency.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

MARKET VALUE CONCLUSION

Appraisal Premise	Interest Appraised	Date of Value	Value Conclusion
As Is	Fee Simple Estate equivalent (Mexican Corporation)	February 15, 2018	$42,000,000

Compiled by CBRE

The report, in its entirety, including all assumptions and limiting conditions, is an integral part of, and inseparable from, this letter.

The following appraisal sets forth the most pertinent data gathered, the techniques employed, and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), and the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute as well as the RICS and International Valuation Standards (IVS).

The intended use and user of our report are specifically identified in our report as agreed upon in our contract for services and/or reliance language found in the report. As a condition to being granted the status of an intended user, any intended user who has not entered into a written agreement with CBRE in connection with its use of our report agrees to be bound by the terms and conditions of the agreement between CBRE and the client who ordered the report. No other use or user of the report is permitted by any other party for any other purpose. Dissemination of this report by any party to any non-intended users does not extend reliance to any such party, and CBRE will not be responsible for any unauthorized use of or reliance upon the report, its conclusions or contents (or any portion thereof).

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CBRE can be of further service, please contact us.

Respectfully submitted,

CBRE, Inc. - VALUATION & ADVISORY SERVICES

Byron Bridges, MAI, MRICS
Director
Arizona Certified General Real Estate Appraiser
No. 31173
Phone: 520.323.5163
Fax: 520.323.5156
Email: Byron.Bridges@cbre.com

Chris G. Maugeri, AACI, P. App., MRICS
Senior Managing Director / Latin America
Phone: +52 55 5284 3293
Fax: +52 55 5284 005
Email: Chris.Maugeri@cbre.com

CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1. The statements of fact contained in this report are true and correct.
2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.
3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.
4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.
5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.
7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as well as the requirements of the International Valuation Standards.
8. The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.
9. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
10. As of the date of this report, Byron Bridges, MAI, MRICS has completed the continuing education program for Designated Members of the Appraisal Institute.
11. Byron Bridges, MAI, MRICS and Chris G. Maugeri, AACI, P.App., MRICS has made a personal inspection of the property that is the subject of this report.
12. No one provided significant real property appraisal assistance to the persons signing this report.
13. Valuation & Advisory Services operates as an independent economic entity within CBRE, Inc. Although employees of other CBRE, Inc. divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy were maintained at all times with regard to this assignment without conflict of interest.
14. Byron Bridges, MAI, MRICS and Chris G. Maugeri, AACI, P.App, MRICS have not provided services, as an appraiser, or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.

Byron Bridges, MAI, MRICS Director Arizona Certified General Real Estate Appraiser No. 31173	Chris G. Maugeri, AACI, P.App., MRICS Senior Managing Director Latin America

SUBJECT PHOTOGRAPHS


San Diego
Mexicali
Ensenada
San Isidro Basin
Baja California
San Quintin Basin
SUBJECT

AERIAL VIEW – PROXIMITY TO ENSENADA / UNITED STATES


El Rosario
El Aguajito
1
SUBJECT

AERIAL VIEW – PROXIMITY TO HIGHWAY 1 AND EL ROSARIO

*subejct is generally outlined



AERIAL VIEW - SUBJECT

*subejct is generally outlined



CONCEPTUAL RENDERING OF PROPOSED MASTERPLAN



AERIAL VIEW OF THE SUBJECT SITE



AERIAL VIEW OF THE SUBJECT SITE



AERIAL VIEW OF THE SUBJECT SITE

SUMMARY OF SALIENT FACTS

Property Name	Cielo Mar
Location	Parcela Numero 189 Z-1 P-1 del Ejido Reforma Agraria Integral, de esta Municipalidad de Ensenada, Baja California, Mexico
Highest and Best Use	
As Vacant	Future low to medium density residential development, time and circumstances warranting
Property Rights Appraised	Fee Simple Estate equivalent (Mexican Corporation)
Land Area	
	+/- 2,103 Hectares
	+/- 5,197 Acres
Ocean/Beach Frontage	+/- 7.2 linear kilometers
	+/- 4.5 linear miles
Estimated Exposure/Marketing Time	
Oceanfront Site	24 - 36 months

VALUATION - LAND VALUE	*Total*	*Per Hectare*	*Per Acre*
Oceanfront portion - 303 Hectares	$18,000,000	$59,406	$24,041
Oceanview portion - 1,800 Hectares	$24,000,000	$13,333	$32,947

CONCLUDED MARKET VALUE			
Appraisal Premise	**Interest Appraised**	**Date of Value**	**Value**
As Is	Fee Simple Estate equivalent (Mexican Corporation)	February 15, 2018	$42,000,000

Compiled by CBRE

EXTRAORDINARY ASSUMPTIONS

An *extraordinary assumption* is defined as "an assumption directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal, or economic characteristics of the subject property; or about conditions external to the property such as market conditions or trends; or about the integrity of data used in an analysis." [1]

- Per the client, the subject has legal and transferable title and is free and clear of any liens, lawsuits, mortgages, or other financial obligations, including delinquent taxes.
- All property information provided by the client for the subject including sizes, depictions, entitlements, utilities, plans, development costs, etc. as presented in this report are assumed to be correct and reliable. Specific assumptions regarding entitlements, federal concession, adequacy of utilities, and environmental approvals are assumed to be correct and reliable.

Appraisal Institute, *The Dictionary of Real Estate Appraisal*, 5th ed. (Chicago: Appraisal Institute, 2010), 73.

- Per the client, the subject site has legal access from a planned privately maintained road that will connect to the Carretera Transpeninsular (Highway 1). The road is roughly built from the nearby fishing village of El Rosario and it is planned to be completely built for the proposed subject development.
- The following information was provided by the client and is assumed to be correct and reliable. Electricity is planned to be solar power for the entire site. CFE power lines are too far away to feasibly power the site, therefore, solar is the most economical method to provide power. Water will be provided by future on-site wells and/or a future on-site desalination plant. Sewer will be provided by a future private treatment plant. Telephone/internet service will be cellular only provided by future Telmex cellular towers. Gas, if necessary, will be provided via trucked in propane. It is assumed that these utilities are in sufficient capacity to serve the needs of any future improvements of the subject site.
- In order to gain entitlements, an environmental impact study is required. The subject does not currently have an environmental impact statement, however, a study is currently being contracted. It is an assumption of this report, that all necessary environmental approvals can be obtained in a timely manner.
- The local municipality typically requires that 10% of the site to be donated to the municipality for open space. The requirement can also be satisfied by a cash payment or other lands owned by the site owner. Per the client, the subject's requirement has not been satisfied. However, it is assumed that the requirement can and will be satisfied by land within the subject that is within the portion not along the ocean. We assume this to be correct and reliable.
- We have estimated development costs for the subject, which are based upon market based costs. We assume these to be correct and reliable.
- The use of these extraordinary assumptions may have affected assignment results. We reserve the right to alter our opinion of value if additional information is provided which differs from what was provided herein.

HYPOTHETICAL CONDITIONS

A *hypothetical condition* is defined as "that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis." [2]

- None noted

Dictionary of Real Estate Appraisal, 97.

TABLE OF CONTENTS

CBRE

INTRODUCTION

OWNERSHIP AND PROPERTY HISTORY

According to Escritura Numero 171,082 in the City of Ensenada, Baja California, provided by the client, title to the property is currently vested in the name of Procon Baja JV, S.R.L. de C.V., managed by Flavio Francisco Contreras Espinoza and Jan Gunnar Gunnarsson Telander, who purchased the subject in 2017 for $500,000. The purchase price was reported to not be an arms length transaction as it is our understanding that the seller and buyer were somewhat related. The sellers were atypically motivated as they will ultimately benefit, at a later date, from the future development of the subject property.

To the best of our knowledge, there has been no other ownership transfer of the subject during the previous three years. The subject site is not currently listed for sale.

PREMISE OF THE APPRAISAL

The following table illustrates the various dates associated with the valuation of the subject, the valuation premise(s) and the rights appraised for each premise/date:

PREMISE OF THE APPRAISAL

Item	Date	Interest Appraised
Date of Report:	March 20, 2015	
Date of Inspection:	February 15, 2018	
Date of Value		
As Is	February 15, 2018	Fee Simple Estate equivalent (Mexican Corporation)

Compiled by CBRE

INTENDED USE OF REPORT

This appraisal is to be used for possible financing purposes, and no other use is permitted.

INTENDED USER OF REPORT

This appraisal is to be used by ProGreen US, Inc. Reliance on any reports produced by CBRE under this Agreement is extended solely to the Client of this report and to any other Intended Users identified in this Agreement who have signed an agreement to limit CBRE's liability in the form acceptable to CBRE. Other parties or entities who obtain a copy of the report may not rely upon any opinions or conclusions contained in the report unless such party or entity has expressly been identified by CBRE as an Intended User and has executed an agreement to limit CBRE's liability in the form acceptable to CBRE.

Intended Users - the intended user is the person (or entity) who the appraiser intends will use the results of the appraisal. The client may provide the appraiser with information about other potential users of the appraisal, but the appraiser ultimately determines who the appropriate users are given the appraisal problem to be solved. Identifying the intended users is necessary so that the appraiser can report the opinions and conclusions developed in the appraisal in a manner that is clear and understandable to the intended users. Parties who receive or might receive a copy of the appraisal are not necessarily intended users. The appraiser's responsibility is to the intended users identified in the report, not to all readers of the appraisal report. [3]

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject site.

DEFINITION OF VALUE

The current economic definition of market value agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) and accepted in Mexico is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. buyer and seller are typically motivated;
2. both parties are well informed or well advised, and acting in what they consider their own best interests;
3. a reasonable time is allowed for exposure in the open market;
4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and
5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. [4]

INTEREST APPRAISED

The value estimated represents the Fee Simple Estate and is defined as follows:

Fee Simple Estate - Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power and escheat. [5]

Appraisal Institute, The Appraisal of Real Estate, 14th ed. (Chicago: Appraisal Institute, 2013), 50.

Interagency Appraisal and Evaluation Guidelines; December 10, 2010, Federal Register, Volume 75 Number 237, Page 77472.

Dictionary of Real Estate Appraisal, 78.

The subject is currently held under an Escritura (Mexican Corporation), which 100% interest is, in discussions with local agents and attorneys within Mexico, synonymous with Fee Simple Estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the following problem-identifying factors stated elsewhere in this report:

- Client
- Intended use
- Intended user
- Type of opinion
- Effective date of opinion
- Relevant characteristics about the subject
- Assignment conditions

This appraisal of the subject has been presented in the form of an Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2 of the USPAP. That is, this report incorporates a summary of all information significant to the solution of the appraisal problem. It also includes summary descriptions of the subject and the market for the subject type. CBRE, Inc. completed the following steps for this assignment:

Extent to Which the Property is Identified

CBRE, Inc. collected the relevant information about the subject from the client, public records and through an inspection of the subject property. The property was identified through the following sources:

- Documents and information provided by the client, Mr. Jan Gunnar Gunnarsson Telander and Sr. Flavio Francisco Contreras Espinoza.
- Documents and information provided by Arq. Victoria Rivera from Estrada Ingenieria y Construccion.

Extent to Which the Property is Inspected

CBRE, Inc. inspected the subject site and its surrounding environs on the effective date of appraisal. Due to current road conditions, the subject site was inspected from a small airplane. We assume that the subject site, as described in this report, is correct and reliable.

Type and Extent of the Data Researched

CBRE reviewed the following:

- applicable tax data
- zoning requirements
- flood zone status
- demographics

- income and expense data
- comparable data

Type and Extent of Analysis Applied

CBRE reviewed the micro and macro market environments with respect to physical and economic factors relevant to the valuation process. This process included interviews with regional and local market participants, available published data, and other various resources. CBRE also conducted regional and local research with respect to applicable zoning requirements, demographics and comparable listing/sale information.

Pertinent information for this assignment was obtained from the following:

- State of Baja California
- Municipality of Ensenada
- SEMARNAT (environmental authority)
- Market participants familiar with Baja California and Baja California Sur and the subject including but not limited to local and regional real estate agents, developers, architects, and market participants familiar with resort real estate.

We did not research the sales or transfer history of the subject or comparable sales through the public records of México. Unlike the United States, in México there is limited access to public records of real estate transactions. There is a public registry of sales in each municipality in México, however, prior sales through public records is difficult to obtain and many times inaccurate rendering the research not wholly reliable. Therefore, comparable sales through a mass registry system is generally not reliable. We have conducted appraisals where the purchase price, as confirmed by the purchase contract, was different than what was in the public registry. In addition, local agents, title offices, and buyers/sellers confirm this practice. While the registry is improving, the reporting methods are not consistent enough to be reliable. In order to confirm sales information, primary research was conducted with agents and developers who were parties to the transactions and is the primary method of data gathering for this valuation.

Data Resources Utilized in the Analysis

RESOURCE VERIFICATION	
Site Data	Source(s)/Verification:
Size	Escritura provided by client
Site Characteristics	Information provided by client
Compiled by CBRE	

Mexico Analysis


UNITED STATES
SUBJECT
Gulf of Mexico
NORTH PACIFIC OCEAN
Mexico
International Boundary
State (Estado) Boundary
National Capital
State (Estado) Capital
Road
Railroad
Rivers
1. AGUASCALIENTES
2. DISTRITO FEDERAL
3. GUANAJUATO
4. HIDALGO
5. MEXICO
6. MORELOS
7. QUERETARO DE ARTEAGA
8. TLAXCALA
Guatemala
Belmopan
BELIZE
San Salvador
EL SALVADOR

LOCATION

México, officially the United Mexican States, is a federal constitutional republic in North America. It is bordered on the north by the United States of America; on the south and west by the Pacific Ocean; on the southeast by Guatemala, Belize, and the Caribbean Sea; and on the east by the Gulf of México. Covering almost two million square kilometers (over 760,000 square miles) México is the fifth largest country in the Americas by total area and the thirteenth largest independent nation in the world. With an estimated population of over 113 million, it is the world's eleventh most populous country and the most populous Spanish-speaking country. México is a federation comprising thirty-one states and a Federal District, the capital city.

The country enjoys about 10,143 lineal kilometers of coastline aiding tourism as a primary economic driver. México is ranked 1st in the world for the number of archeological reserves and natural protected area leading to a ranking of 10th for the number tourist arrivals and 14th for income from tourism.

México has one of the world's largest economies, and is considered a regional power. In addition, México was the first Latin American member of the Organization for Economic Co-operation and Development OECD (since 1994), and considered an upper-middle income country by the World Bank. México is considered a newly industrialized country and an emerging power. It has the thirteenth largest nominal GDP and the eleventh largest GDP by purchasing power parity. The economy is strongly linked to those of its North American Free Trade Agreement (NAFTA) partners, especially the United States.

POLITICAL

The United Mexican States are a federation whose government is representative, democratic and republican based on a presidential system according to the 1917 Constitution. The constitution establishes three levels of government: the federal Union, the state governments and the municipal governments. According to the constitution, all constituent states of the federation must have a republican form of government composed of three branches: the executive, represented by a governor and an appointed cabinet; the legislative branch constituted by a unicameral congress; and the judiciary, which will include state Supreme Courts of Justice. They also have their own civil and judicial codes.

The Executive is the President of the United Mexican States and is the head of state and federal government, as well as the commander-in-chief of the Mexican military forces. The President also appoints the Cabinet and other officers. The President is responsible for executing and enforcing the law, and has the authority of vetoing bills.

The Judiciary branch of government is the Supreme Court of Justice, comprised by eleven judges appointed by the President with Senate approval, who interpret laws and judge cases of federal competency. Other institutions of the judiciary are the Electoral Tribunal, collegiate, unitary and district tribunals, and the Council of the Federal Judiciary.


STATES OF MEXICO
GOVERNORSHIPS
PRI
PAN
PRD

Three parties have historically been the dominant parties in Mexican politics: the National Action Party (*Partido Acción Nacional*, PAN); the Institutional Revolutionary Party (*Partido Revolucionario Institucional*, PRI); and the Party of the Democratic Revolution (*Partido de la Revolución Democrática, PRD.)*

CBRE

GEOGRAPHY

México is located between latitudes 14° and 33°N, and longitudes 86° and 119°W in the southern portion of North America. Almost all of México lies in the North American Plate, with small parts of the Baja California peninsula on the Pacific and Cocos Plates. Geopolitically, however, México is entirely considered part of North America, along with Canada and the United States.

México's total area is 1,972,550 square kilometers (761,606 square miles), making it the world's 14th largest country by total area, and includes approximately 6,000 square kilometers (2,317 square miles) of islands in the Pacific Ocean (including the remote Guadalupe Island and the Revillagigedo Islands), Gulf of México, Caribbean, and Gulf of California. From its farthest land points, México is a little over 2,000 miles (3,219 km) in length.

On its north, México shares a 3,141 kilometer (1,952 mile) border with the United States. The meandering Río Bravo del Norte (known as the Rio Grande in the United States) defines the border from Ciudad Juárez east to the Gulf of México. A series of natural and artificial markers delineate the United States-Mexican border west from Ciudad Juárez to the Pacific Ocean. On its south, México shares an 871 kilometer (541 mile) border with Guatemala and a 251 kilometer (156 mile) border with Belize.

México is crossed from north to south by two mountain ranges known as Sierra Madre Oriental and Sierra Madre Occidental, which are the extension of the Rocky Mountains from northern North America. From east to west at the center, the country is crossed by the Trans-Mexican Volcanic Belt also known as the Sierra Nevada. A fourth mountain range, the Sierra Madre del Sur, runs from Michoacán to Oaxaca.

CLIMATE

The Tropic of Cancer effectively divides the country into temperate and tropical zones. Land north of the twenty-fourth parallel experiences cooler temperatures during the winter months. South of the twenty-fourth parallel, temperatures are fairly constant year round and vary solely as a function of elevation. This gives México one of the world's most diverse weather systems.

Many parts of México, particularly the north, have a dry climate with sporadic rainfall while parts of the tropical lowlands in the south average more than 2,000 mm (78.7 in) of annual precipitation. For example, many cities in the north like Monterrey, Hermosillo, and Mexicali experience temperatures of 40 °C (104 °F) or more in summer. In the Sonoran Desert temperatures reach 50 °C (122 °F) or more. This diversity of climates attracts tourism all year.

ECONOMY AND SOCIAL

México has the 15th largest nominal GDP. 16% of the population lives below México's own poverty line. The overall poverty rate however is 53.2%, while a full 70% lack one of the 8 economic indicators used to define poverty by the Mexican government.

México's economic growth of the 2000s abruptly halted in 2008, due to the global economic recession and financial crisis of the credit markets. This resulted in lowered demand for Mexican goods by U.S. manufacturers. The Bank of México reported 33% shrinkage in imports, a larger decline than the "Tequila Crisis" in 1995. Since 2010, the Mexican economy began its recovery and has continued to show economic improvement.

The following information presented are economic indicators taken from World Bank data and Trading Economics:

- The inflation rate for 2016 has fluctuated between 2.54% and 3.36%. It jumped considerably in 2017, influenced by the U.S. Presidential election. Over 2017, the rate has increased from 4.72% to its current rate and highest level in 16 years, at 6.77%. The 2020 is projected to be near 4%

- The exchange rate over 2017 fluctuated from a high of 22/1 MXN/USD near the start of 2017 to a low of 17.5/1 MXN/USD in August 2017. Its current level is about 18.6/1 MXN/USD.

- CETES interest rates are currently at 7.25%. At the start of 2016, interest rates were 3.25% but were increased as the exchange rate rose stemming from Donald Trump becoming President of the United States. The 2017 rate started at 5.75% and has increased since. The CETES (Certificado de Tesoreria) rate is the monthly average rate of 3-month Federal Treasury bills (returns are tax exempt)

- The GDP annual growth rate for México for 2016 ranged from -0.3% to 0.6%. The current rate is -0.3% with a 1.3% forecasted rate in 2020.

TOURISM

Tourism is México's largest employment source. The impact of the global recession, the H1N1 influenza scare, as well as cartel violence has had its impact, most felt during 2009-2010. 2011 saw a significant rebound in activity which has continued today. Additionally, the WTTC stated that they "expect the growth in Mexican travel and tourism economy GDP over the next 10 years to average close to 5% per annum, which would mean that direct employment in México's travel and

tourism should be in the region of 2 million by 2019."

The following table shows international arrivals to México.

International Tourist Arrivals to Mexico (000s)		
Year	Arrivals	% Change
2008	22,931	---
2009	22,346	-2.6%
2010	23,290	4.2%
2011	23,403	0.5%
2012	23,403	0.0%
2013	24,151	3.2%
2014	29,346	21.5%
2015	32,093	9.4%
2016	35,079	9.3%
2017	39,298	12.0%

Source: SECTUR/DATATUR

SECTUR reports that the number of international tourist travelers have increased over 9% annually for the past three years.

The preceding amounts are international visitors who stay at least one night in Mexico on their trip. Of these amounts roughly 40% stay along the border, with approximately 60% staying in interior and resort destinations.

SECTUR also reports, for 2017, that an additional 60,296,000 international visitors make day trips into Mexico.

International tourist expenditures (per person) have also largely experienced increases. In general, real estate prices, rental rates, and hotel rack rates have seen stability and moderate increases over the past several years.

International Tourist Expenditures in Mexico (USD)		
Year	Expenditures Per Person	% Change
2008	$474	---
2009	$422	-10.9%
2010	$429	1.6%
2011	$428	-0.3%
2012	$460	7.6%
2013	$491	6.7%
2014	$488	-0.6%
2015	$491	0.6%
2016	$505	2.7%
2017	$488	-3.3%

Source: SECTUR/DATATUR

The average expenditures in the table above represent visits by air and car, combined. In 2017, the average expenditure by air was $909, while by car was $337.

These indications illustrate the continued improvements in the México resort markets. According to SECTUR, Americans are the primary tourists, being 56% to 61% of the total international arrivals over the past five years. Canada trails with 12% to 15%, with South American countries and Europe in the minor percentages. 65% of Americans come to México for vacation with 76% staying in hotels. Nearly 45% are in the 35-54 age range with 33% between 15-34 years old and the majority of the balance over 55 years. Only 15% book their reservation through a tour operator.

In the past, México has successfully been able to attract tourists to its cultural and natural attractions to promote investment in tourist properties. México is long known as an attractive destination for Americans looking to purchase real estate abroad. Between 2001 and 2007, México's real estate market grew at 10% to 20% rates, annually, along with the strong economy in the United States. However, along with the decline in the US economy, México's tourist real estate market absorption slowed tremendously.

Starting in 2008, property prices decreased considerably in the majority of tourist markets, a trend that followed most real estate markets around the globe. Regardless of these events, México has remained a desired destination for US buyers looking to purchase abroad, due to its close proximity and prestige as a real estate marketplace.

Overall, the negative economic impact experienced in México's real estate tourist market depended

on the characteristics of the specific market. Developers have focused on the geographic and financial demographics of the buyer as well as the attractiveness of the price and quality of amenities. Successful developers adapted to the current market dynamics. These developers are now seeing increased absorption as México forges ahead.

ANTI-LAUNDERING BILL

Mexico's Senate passed a bill on August 27, 2013 (effective September 1, 2013) banning large cash transactions as part of an effort to fight money laundering. The bill forbids buyers and sellers from giving or accepting cash payments of over a half million pesos ($38,750 USD) for real-estate purchases. It also forbids cash purchases of more than 200,000 pesos ($15,500 USD) for automobiles or items like jewelry and lottery tickets. The law would also require notaries, brokers and dealers to report the forms of payment in purchases above the $38,750 USD limit. Despite the potential pain, legislators said it was the only way to fight drug cartels. A survey of local and regional real estate participants show that the additional regulations from the bill have not been a significant detriment to the real estate community.

CONCLUSION

México's economy has continued to show strength and should continue to do so especially as the U.S. economy strengthens further. While significant strides have been made over 2014-2017, not all Mexico resort markets have fully recovered. More established markets such as Los Cabos, Puerto Vallarta, and Cancun have shown a strong and faster recovery, with some economic barometers meeting or surpassing pre-recession levels, while smaller markets such as Puerto Peñasco, Huatulco, and the like have either recovered at a slower rate or are still recovering. The physical settings of México that have attracted foreign tourism will continue to strengthen. Tourism will continue to be a significant driver to the Mexican economy.

Baja California Analysis


U.S.A.
San Diego
Tecate
Calexico
Yuma
Tijuana
Mexicali
Rosarito
San Luis Río Colorado
U.S.A.
N
Cerro Cedro
Ensenada
La Bufadora
Punta Santo Tomás
Isla Montague
SONORA
Cabo Colnet
San Felipe
Bahía Camulú
Pico del Diablo
Punta Estrellita
Sea of Cortés (Gulf of California)
Venustiano Carranza
Cabo San Quintín
Cerro El Portezuelo
Punta Baja
Guayaquil
Isla San Luis
Bahía Rosario
SUBJECT
Bahía San Luis Gonzaga
San Carlos
Santa Inés (Cataviña)
Pacific Ocean
Puerto Canoas
El Crucero
Bahía Blanca
Bahía de los Angeles
Isla Angel de la Guarda
Punta Prieta
Bahía de las Animas
Santa Rosalita
Highway
Major highway (autopista)
0 100 km 200
0 50 miles 100
San Francisquito
Misión de Santa Gertrudis
© 2006 by Tony Burton
Guerrero Negro
BAJA CALIFORNIA SUR

*Location of subject is approximate

CBRE

LOCATION

The subject is located within the area of El Rosario, in the mid to northern portion of the Baja Peninsula in Estado de Baja California (State of Baja California). El Rosario is approximately 300 kilometers south of the U.S. border and Tijuana, and 230 kilometers south of Ensenada. Tijuana is the capital of Baja California.

The state of Baja California is located in west México, bordered by the United States to the north, the Sea of Cortez/Gulf of California to the east, Baja California Sur to the south, and the Pacific Ocean to the west.

GEOGRAPHY

According to the Mexico census bureau, called INEGI, the State of Baja California encompasses approximately 70,113 square kilometers or approximately 44,000 square miles, which is about 3.7% of Mexico's total land area.

Baja California is characterized by deserts, mountains and coastal flatlands. The climate is desert-like in most parts of the state. Plants such as cardon and mesquite, as well as animals including mountain lions and other species of wildlife characterize the ecosystem.

The Jacque Cousteau foundation has named the Gulf of California, also known as the Sea of Cortez, as the aquarium of the world. Several major Pacific Ocean fishing tournaments begin at Los Cabos. Baja California Sur ranks last in the country for the number of inhabitants per state at a population density of 6 persons per square kilometer showing the impact of its geography.

The humidity in Baja is relatively low with daily high temperatures rarely exceeding the low 80's. There is little rainfall.

POPULATION

It had a 2010 census population of about 3.15 million persons, with an over 2% annual increase since 2005 or about 2.3% of the entire Mexico population, ranking it 13th in terms of population size.

The manner in which the population has distributed in the municipalities of the State, a result of the social and economical characteristics, has caused notable contrasts among its regions. Two of its border municipalities (Tijuana and Mexicali) encompass 79% of the State's population.

Even more, 92% of the State's population are located in urban areas, with the remaining 8% in rural areas. On the same subject, 95% of the population of Tijuana resides in the city, 60% for Ensenada, 78% for Playas de Rosarito, 72% for Mexicali, and 67% for Tecate.

Baja California presents a population density of 38.64 habitants per each square kilometer. For its part, Tijuana presents the highest demographic density with 1,113.95 habitants per square kilometer, while Ensenada presents the lowest with 7.84 habitants per square kilometer, Playas de Rosarito registers 151.45, Mexicali has 58.4 and Tecate has 24.98 habitants per square kilometer.

Migration is a significant factor for population growth in the State. Historically, Sinaloa and Sonora are the two main sources for in-migration with varied migration from Guanajuato, Zacatecas, Michoacan, Estado de Mexico, Durango, Chihuahua, Guerrero, Distrito Federal, Nuevo Leon and Jalisco. People migrating to Baja California come with the intention staying temporarily, expecting to later immigrate to the U.S.A. When they are not successful, the majority decides to remain in Baja California.

The five major municipalities within Baja California include Ensenada, Mexicali, Rosarito, Tecate, and Tijuana.

Ensenada

Ensenada is located approximately 55 miles south of the international border and is widely recognized because of its natural and tourist attractions. Ensenada features many national parks, cave paintings, and a sea geyser known as "La Bufadora" which shoots water more than 96 feet above sea level, generating a sound that gives it its name. Ensenada is also a popular whale-watching destination. Many come to Ensenada to observe thousands of gray whales coming from the north seas, destined for Baja California Sur, where they will give birth. Many competitions take place in Ensenada, such as sport fishing, surfing, regattas, as well as the famous Baja 1,000 race. With this many activities, it is easy to understand why Ensenada has historically welcomed 33% of the total cruise ship arrivals to Mexico. In fact, until recently 350,000 tourists arrive annually by cruise ship, a number surpassed only by Cancun in the Mexican Caribbean. While cruise ships incomings have slowed over the past year, cruise ships dock about 4 to 5 days a week.

Rosarito

Rosarito is a beach area located along the Tijuana-Ensenada corridor, about 15 miles south of the international border. Rosarito is a popular tourist destination due to its proximity to the United States, more specifically, to San Diego and Southern California. Rosarito is about 45 miles south of San Diego The area has numerous residential developments and hospitality establishments, welcoming tourists to its mild climate to enjoy sport fishing, surfing, motor cross and mountain bike races, as well as sailing boat regattas. Since the 1990's, the local economy has experienced a significant amount of growth attributed to the construction and completion of numerous hotels, condominiums, and shopping centers. In fact, the area now boasts more than 2,000 available hotel rooms.

Tijuana

Tijuana has been touted as "the world's most visited border city," being located only 11 miles south of San Diego. Tijuana offers visitors an abundance of attractions, from upscale eating establishments, nightclubs, and discotheques, to bull fights, golf courses, and museums. Additionally, tourists can find a plethora of Mexican crafts such as rustic furniture, artwork, and souvenirs. Tijuana's well-known Avenida Revolucion is home to nearly 500 shops, 36 restaurants, and 35 nightclubs and bars. Tijuana's location makes it an attractive destination to both Mexican and American visitors as it is within close proximity of Los Angeles, San Diego, Rosarito, and Ensenada. Tourists can travel to Tijuana and easily venture to any one of these neighboring communities, which are within a short driving distance.

Tecate

Tecate is located approximately 30 south east of San Diego and is a very diverse community. According to Tecate's official website, it has approximately 100,000 inhabitants. Though Tecate is considered a border city, it does not seem to be because of its large cattle fields, incredible mountains, and amazing rock formations. Tecate is also well known for its famous brewery. The city also has several well-known spas. Several ranch-style recreational parks and resorts offer tourists the opportunity to enjoy the countryside while having access to food services, recreational amenities, as well as relaxation techniques, such as body treatments and exercise.

Mexicali

Mexicali is the capital of the state of Baja California and is located approximately 100 miles southeast from San Diego. Mexicali is a progressive city, welcoming tourism of all kinds: for business, pleasure, hunting, adventure, even health care. Because of its proximity to the United States border, Mexicali's growth has been greatly impacted by the maquiladora, industrial, and agricultural trades. The Mexicali area has an abundance of water provided primarily by the Colorado River, which enables a rich agricultural trade. Mexicali is a prominent supplier of agricultural products such as exotic vegetables, cotton, and wheat.

In summary, it is apparent that tourists and tourism comprise a significant part of Baja California's economy. Overall, even with the fluctuations in tourist activity, it appears Baja California is healthy and growing relative to the country as a whole.

TOURISM

Foreign visitors to the State coming from the U.S., come mainly from California, Oregon, Washington, and Arizona. The most important destinations in the State for leisure and business travelers include Rosarito, Tijuana, and Ensenada, with beach destinations preferred by most leisure travelers. One advantage that Sonora has is its proximity to the U.S., from which come most of the world's travelers.

U.S. tourists mostly visit Ensenada and Rosarito and prefer areas they consider friendly, with no "anti-U.S." sentiment. Leisure visitors from the U.S. tend to be between 40 and 65 years of age, married or in a relationship, educated at the university level or higher, with about thirty days of vacation time, and they primarily research travel options on the Internet. Most visit to relax and experience another culture. Most domestic visitors also use the Internet, with about half having a university education or higher and about half are married or with a partner. Most domestic visitors are on vacation with their families. The busiest domestic travel times are Holy Week, summer and Christmas, with the overall busiest months being January, April, July, August and December.

TOURIST ARRIVALS

According to SECTUR, arrivals to hotels to Baja California are shown in the following table. The markets within the data include Ensenada, Rosarito, and Tijuana, or those that are located along the ocean.


International Hotel Arrivals
1,000,000
900,000
800,000
700,000
600,000
500,000
400,000
300,000

	2010	2011	2012	2013	2014	2015	2016	2017
Baja California	635,465	633,438	589,386	443,439	496,981	651,037	753,931	803,038

The preceding amounts are visitors who stay at least one night in Mexico on their trip.

International tourist arrivals to hotels in the Tijuana-Rosarito-Ensenada corridor have increased overall by about 23% from 2015 to 2017. National arrivals have ebbed and flowed over the years and have ranged between 1.0 to 1.3 million arrivals. The following points emphasize this trend:

- Since 2013, arrivals to hotels to the corridor have nearly doubled.
- The average annual increase over 2013-2017 has been about 20%.
- Improvements to the border crossings have made it easier and faster to cross.
- Arrivals have increased even in the face of increased cartel violence, which primarily occurred in 2013-2015 as enhanced security has been in place during 2016-2017.
- The strengthening California economy has had a positive impact.
- Historically, tourism has been a strong and growing segment in the local industry. Tourists from the U.S. have been visiting the area since the early 1900's. Most tourists visit on a part time basis for extended weekends and holidays.
- Most international visitors come from the United States. Travel to the area has generally increased substantially over the past fifteen years and is due to the expansion of development in and around the corridor. Once largely visited by people from California and Sonora, more and more visitors are from U.S. states surrounding California and even as far north as Canada.

BORDER CROSSINGS

Historical border crossings can indicate a demand trend of visitors to the Tijuana-Rosarito-Ensenada corridor. The primary entry point to the area is the San Ysidro and Otay-Mesa is Lukeville, which travels directly to the corridor. Border crossings going northbound into California from Baja California, Mexico include passengers in buses and personal vehicles, as well as pedestrians. The data is illustrated in the table and graphically in the chart below. It is assumed that those who cross back into the United States, previously crossed into Mexico. However, many of the volume of crossers are Mexican Nationals crossing into California to shop, work, and play. Nevertheless, the upward trend in crossers is a positive for the corridor.

Border Crossings - Otay Mesa / San Ysidro Entry

Area	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017
Otay Mesa	10,337,123	10,454,205	10,212,849	9,449,809	10,147,742	12,667,065	14,357,197	15,643,173	15,775,485	17,145,186	17,008,665
San Ysidro	37,022,194	33,310,098	30,576,138	30,590,858	30,444,678	28,662,981	28,136,014	29,532,518	33,142,128	31,638,430	32,172,213
Total	**47,359,317**	**43,764,303**	**40,788,987**	**40,040,667**	**40,592,420**	**41,330,046**	**42,493,211**	**45,175,691**	**48,917,613**	**48,783,616**	**49,180,878**

Source: Bure Source: Bureau of Transportation Statistics

Due to the global recession and steep drop in real estate prices, border crossings dropped significantly in 2008-2011. They were flat until 2013 when the California economy began to

increase from its recovery, wherein the corridor followed. From 2011 to 2016, the annual increases have ranged from about 0% to 8% with an average of about 4% annually.


Border Crossings - Otay-Mesa / San Ysidro
Border Crossers - Passengers/Pedestrians
55,000,000
53,000,000
51,000,000
49,000,000
47,000,000
45,000,000
43,000,000
41,000,000
39,000,000
37,000,000
35,000,000
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
Year

A key fact is that the amount of border crossers currently is above historical levels, with an upward trend.

The average increase in border crossings in Lukeville since 2012 equates to about a 4% annual increase. Using historical demand can help to project future demand. Applying a historical 4% increase annually to the 2017 amount suggests that an additional 2,000,000 to 2,300,000 people will visit the Tijuana-Rosarito-Ensenada corridor each year over the next several years. This suggests that demand for residential second homes in Baja California has the capacity to increase.

Border Crossings - Northbound - PROJECTIONS

2017	2018	2019	2020	2021	2022
49,180,878	51,148,113	53,194,038	55,321,799	57,534,671	59,836,058

Source: CBRE


Border Crossings - PROJECTIONS
Border Crossers - Passengers/Pedestrians
61,000,000
59,000,000
57,000,000
55,000,000
53,000,000
51,000,000
49,000,000
2017
2018
2019
2020
2021
2022
Year

CRUISE SHIPS

Cruise ships to the Ensenada port are an integral part of the visitors to the area.

Ensenada Port - Cruise Ships					
	2013	2014	2015	2016	2017
Number of Ships	195	286	276	258	265
Number of Passengers	489,247	697,375	684,716	650,225	647,757
% Change	--	42.5%	-1.8%	-5.0%	-0.4%
Source: SECTUR/DATATUR					

Ensenada is a preferred destination when compared to other resorts such as Acapulco, Mazatlán, Ixtapa, Puerto Vallarta and Cabo San Lucas, but is not as popular as the Cancun and Riviera Maya.

INTERNATIONAL VISITOR PROFILE

Historically, the success of the Rosarito/Ensenada market has been directly linked with the economics of Southern California. Within a four hour-drive of the Rosarito/Ensenada corridor, there are approximately 5.76 million households, encompassing over 17.7 million people. Of these households, nearly 32% or about 1,825,000 households, have annual incomes more than $100,000 per year. Nearly 17%, or about 950,000 households, representing 2.9 people, have annual incomes over $150,000. This income threshold is viewed as the lower limit of those buyers who can afford a second residence.

SELECTED NEIGHBORHOOD DEMOGRAPHICS	
+/- Four-hour drive from Rosarito/Ensenada corridor	
Population	
2022 Total Population	18,431,184
2017 Total Population	17,733,934
2010 Total Population	16,744,377
2000 Total Population	15,672,601
Annual Growth 2017 - 2022	0.77%
Annual Growth 2010 - 2017	0.34%
Annual Growth 2000 - 2010	0.66%
Households	
2022 Total Households	5,970,653
2017 Total Households	5,764,544
2010 Total Households	5,490,939
2000 Total Households	5,157,776
Annual Growth 2017 - 2022	0.71%
Annual Growth 2010 - 2017	0.29%
Annual Growth 2000 - 2010	0.63%
Income	
2017 Median Household Income	$63,879
2017 Average Household Income	$94,009
2017 Per Capita Income	$31,095
2017 Pop 25+ College Graduates	3,836,643
Age 25+ Percent College Graduates - 2017	32.7%
Source: Nielsen/Claritas	

In addition, consumer confidence is on the rise in California. As the index rises, consumers are more apt to make large purchases, such as a second home. The following graph indicates that starting in 2016, the threshold reached the level of increasing sentiment toward buying big-ticket purchases. This bodes well for second home demand in the subject area.


Consumer Sentiment in California
150
125
100
75
50
2003
2005
2007
2009
2011
2013
2015
2017
2019
Anticipated future economic conditions
Planned big-ticket item purchases
100 = 50% of surveyed consumers gave a positive response
Chart by first tuesday
Data courtesy of Chapman University

The population growth in California is significantly influenced by the U.S. domestic migration of retirees, or those in the 65+ age group, who currently account for approximately 13% of the current target area population. In addition, California household size averages 3.01 persons, with many households having either no children or children 18 years of age or older. This dynamic is anticipated to remain constant over the future decade. Again, historically, the Rosarito/Ensenada area has been strongly influenced by retirees. Further, because of the close proximity of the subject area to San Diego, medical services are much more easily accessible than other Mexico resort destinations. This allows for more confidence in the retiree to have a second residence in the subject area.

Nevertheless, Puerto Peñasco still offers and can offer in the future, amenities and attractions that entice the younger population.

Primary research indicates that more and more visitors to Mexico beach resort destinations are families who are looking for family oriented experiences. Due to its geography and proximity to the subject area, California is, and historically has been, a primary target market to the Rosarito/Ensenada corridor. Again, primary research indicates that the reach of visitors to the subject area is to other western states.

Further, the draw of California visitors is the relatively inexpensive real estate and hospitality along the beach compared with Southern California. This expands the target market to even more population and potential buyers.

In addition, the subject area has the ability to capture both foreign and national visitors. A majority of arrivals to hotels in the subject area are Mexican Nationals. There is a large population of wealthy Mexican nationals that can afford a second home, expanding the potential buyer draw. Additionally, more established resort areas of Los Cabos, Puerto Vallarta, and Cancun are seeing increases in tourism by Mexican Nationals. Therefore, with the Mexican National visitor being a backbone to Mexico tourism, additional demand is projected by both foreign and national visitors in the future.

SAFETY

Safety in Mexico beach resort areas has a significant influence on hotel occupancy and residential sales volume. Currently, the U.S. State Department has a Level 2 travel warning for Baja California to exercise caution due to crime. However, there are no government restrictions in the area of Ensenada, Rosarito, and Tijuana. This bodes well for the subject area, as other drive-to resort markets, such as in the State of Sonora, there are travel warnings and Level 3, where the government is recommending visitors to reconsider traveling to the state.

Market Analysis

The Market Analysis serves as the foundation for the Highest and Best Use Analysis that is presented later in this report. The purpose of this section of the report is to review the current status of the México and Rosarito-Ensenada corridor resort real estate market in order to further analyze those factors which will influence the future of the subject property. Tourism is the primary consideration. Data in this section was obtained through primary research as well as through the Mexican Secretary of Tourism (SECTUR/DATATUR).

SECOND HOME RESIDENTIAL TRENDS

According to local Rosarito/Ensenada real estate agents, 2017 sales volume increased moderately for both homes and condominium over 2016, while prices have remained stable. All three property types (homes, condominiums, and single-family lots) are reported to be increasing in sales volume.

From interviews with buyers, sellers, agents, and developers throughout most of the major Mexico resort markets such as Los Cabos, Riviera Maya/Cancun and Puerto Vallarta, agents have found that buyers are no longer making low-ball offers, or at least sellers are not responding to low-ball offers. While some sellers are still asking inflated prices, it appears that the gap between buyers and sellers is thinning, which is one reason why sales volume should continue to gain momentum.

Most developments along the Rosarito-Ensenada corridor are reporting increasing sales further adding to the trend of a recovering and growing market. Bajamar, one of the oldest developments along the corridor, reports property tours have increased to about 3-4 per day, and over the past year there have been over 35 weddings. With this activity, the Bajamar 81-room hotel reports a 70% occupancy. This increasing demand bodes well for the entire area.

Major Developments

Within the Rosarito to Ensenada area, there are a number of residential developments that have been developed along the ocean. The significant ones are briefly overviewed:

Puerto Salina

Puerto Salina is an oceanfront and oceanview (straddles highway) master-planned development with a marina. According to on-site agents, the development began about 18 years ago. There are approximately 800 oceanfront, marina front, and oceanview single-family lots. Las Colinas, the only portion of the development left for sale, is a subdivision of about 213 single-family lots located on the non-ocean side of the highway. Lot sales for Las Colinas opened about 10 years ago. Lots are 3,000 to 4,000 square feet.

The masterplan is as follows:


PUERTO SALINA

Punta Piedra

Punta Piedra is a development of high quality homes along the ocean and oceanview homes on the non-oceanfront side of the highway. The development has about 150 lots in the ocean section and a some development behind the highway. The lot sizes are about 8,000 square feet. Sales of the ocean section opened in July 2005. However, some resale activity has occurred over the past years.

The masterplan is as follows:


PuntaPiedra
EJIDO LA MISION
OCEANO PACIFICO
OCEANO PACIFICO

Bajamar

Bajamar was conceived in 1975 by Grupo Valcas which initiated the planning, development and construction of the Bajamar Ocean Front Golf Resort. Grupo Valcas ran the gauntlet of obtaining the necessary permits and creating a master infrastructure that boasts a network of all underground basic utilities. Grupo Valcas initiated the project by developing the first 18 holes of the 36-hole master plan ocean view golf course and a Club House. Bajamar opened to the public in July 1976 and was immediately recognized by FORE magazine as "The Pebble Beach South of the Border".

Built in 1994 and designed by Robert Von Hage, the Oceano course offers an intricate plan introducing classic seaside "links-style" play with the first four holes are on the bluff overlooking the crashing Pacific Coastline, and the remaining five directly above the resort's four miles of rugged shores. Built in 1976 and designed by Percy Clifford, the Lagos course was revitalized in 1991 by David Fleming of San Diego. This course has plenty of rolling terrain with spectacular above views of the Baja coastline. Built in 1976 and designed by Percy Clifford, the Vista course was also revitalized in 1991 by David Fleming of San Diego. This beautiful "desert style" course has total yardage of 3,605

Within Bajamar are several residential developments from single-family lots and homes to oceanview condominiums. Bajamar has seen very slow sales over the past decade, however, according to the on-site agent, activity have increased significantly over the past. Property tours have increased to

about 3-4 per day, and over the past year there have been over 35 weddings. With this activity, the 81 room hotel reports a 70% occupancy. This increasing demand bodes well for the entire area.

The masterplan is shown as follows:


P L A N T A

Punta Brava

Punta Brava was planned to be the first Tiger Woods Signature golf course to be built in México. However, due to Tiger's personal woes, the project was put on hold indefinitely. The following was abstracted from the former Punta Brava website but gives an overview of the planned development and the vision for the Ensenada area that the developer's had in mind. Current access is through a conservation area and ejido (second access being negotiated) which will keep the development private and exclusive.

"It has taken millions of years to create this place we call Punta Brava. In this dramatic corner of the world, land, sea, and sky converge to form one of the most spectacular coastlines on earth. At the Bay of Todos Santos near Ensenada, Mexico, Punta Brava is intimately nestled at the terminus of a peninsula extending seven miles into the Pacific. It is a point of awe-inspiring drama and unimaginable beauty. There is a spirit that ascends from Punta Brava. A spirit of adventure, of simplicity, of health, of learning, of romance, of beauty. Converging on this place is a spirit of uncompromising passion. An uncompromising commitment to excellence. It is Tiger Woods Design's first oceanfront golf course. It is created by Woods' vision and his relentless commitment to excellence. In harmony with this landmark course and its powerful setting, renowned architects Ricardo and Victor Legorreta are leading an international team of architects, planners, conservationists, and artists to craft an unparalleled private golf and ocean club experience. Every detail will serve to elevate what is authentic, what is natural, what is intrinsically beautiful. Punta Brava is inspired to stir the soul. A place of adventure and discovery. Punta Brava is a romance of the spirit. A romance that transcends culture and geography to ignite the imagination and uplift the soul. This is Punta Brava. A place where life ascends.

The Community
Punta Brava will offer a range of ownership opportunities including:
40 estate sites ranging from .75 acres to 3 acres,
18 villa residences (4,500 to 7,000 square feet)
60 partnership villas (4,500 to 6,500 square feet) - Fractionals
20 private guest villas, each with a private pool, available to owners and their guests.
A clubhouse, an ocean club, a wellness program and spa, and multiple dining venues
Resident access to all services and amenities

Punta Brava is currently being purchased with plans for development as outlined above. No further information has been disclosed.

The masterplan was as follows:


BAY OF TODOS SANTOS
OCEAN CLUB
GOLF CLUB
SPA
VILLAS
ESTATE HOMESITES
PACIFIC OCEAN
CASITAS

Baja Country Club

Located about 5 miles minutes east of Ensenada is the valley of the wine county, Baja Country Club is a residential development with golf frontage and no ocean views. In the 15 years since it was built, there haven't been any other golf courses in Ensenada, Baja. The resort is over 300 acres surrounded by mountains. The par 72 championship golf course has 12 acres of lakes, mature trees and plenty of challenges to the golfer as well as gated security.


Green
Clubhouse
Casa Club
Practice Range
Area De Practica
Lakes/Lagos
Phase One / Fase Uno
Phase Two / Fase Dos



AREA CONDOMINIUM PROJECTS

From our sources, we have inferred that there are a significant number of planned condominium projects in the area. There are about 45 to 50 existing condominium projects in varying stages of sell-out and/or construction. They have:

- Number of Units range from 8 to 370, with an average of about 100 units per project and a total of about 4,250 units.
- Unit sizes range from 90 to 400 square meters with an average of about 175 square meters.
- Prices range from $160,000 to $1,100,000 with an average of about $300,000.
- Price per square meter range from $700 to over $3,300 per square meter with an average of about $1,700 per square meter.

CONCLUSION

Overall, second home sales volume is on the rise and supply is concentrated largely in oceanfront condominiums. With border crossings and hotel arrivals increasing annually in the area, future demand for the area should continue to grow at a healthy rate.

LOCATION ANALYSIS

The subject site is compared to a typical quality development site in order to gauge its potential to attract end user buyers. The higher the ranking in comparison with sites of other established developments, equates to the more likelihood of success of a development at the subject's location.

For the comparison, a development with high ratings would be El Dorado Golf and Beach Resort in Los Cabos, a development that has most home/condo prices from $3 to $20 million and is a private community with Hollywood stars, professional athletes, and other well-known entertainers as owners. In contrast, the lowest rating would be given to an ill-planned subdivision that lacks paved roads or utilities located on the mainland coast of the Gulf of México which is prone to hurricanes and crime.

The description of each category follows, along with the subject's reasoning for its ranking.

Proximity and ease of access to second home buyers

The area has inexpensive and easy access to California, which as the market analysis shows, has increasing border crossings to the area, increasing international hotel guests, and a strong economy.

The subject site is deemed to have superior access to buyers due to its short travel time to California. The subject is further south of Ensenada but still would have moderately superior access compared to other Mexico resort beach destinations.

Proximity and ease of access to shopping

While our research has shown that tourists don't come to México for luxury shopping, including resorts such as Los Cabos, Puerto Vallarta, or Cancun, the sufficient amount of available luxury shopping in Rosarito/Ensenada area contributes to the convenience of high-end buyers. While luxury shopping is not considered a major factor in buying decisions, its availability is an attraction to the area. The subject site is deemed to be slightly superior for access to shopping.

Proximity to entertainment/cultural areas (parks, golf, restaurants)

Similar to shopping, entertainment is plentiful in Rosarito/Ensenada. The area is developed with golf courses, marinas, wineries, and has water sports, bars, and all qualities of restaurants. The subject site is deemed to be moderately superior for access to entertainment. As a comparison, Cancun is superior as it also has ecological and historical venues.

Proximity to medical

Due to the subject area's close proximity to the U.S. border and San Diego, the subject site is deemed to be superior for access to medical.

Aesthetics/natural features in area

The subject is located along the ocean and has good topography allowing for ocean views of the Pacific Ocean. However, the subject's beach is shallow and the Pacific Ocean is typically cold and is inferior to Cancun, Los Cabos, and the Sea of Cortez. Nevertheless, for the price point the beach is acceptable. Given the oceanfront location yet shallow beach area and cold ocean water, the subject site is deemed to be slightly below average in this regard.

Proximity to existing development

The surrounding uses of the subject site are farm and vacant land and the subject site is deemed to be moderately inferior in this regard.

Proximity to major roads-ease of access

Per the client, the subject site has legal access from a planned privately maintained road that will connect to the Carretera Transpeninsular (Highway 1). The road is roughly built from the nearby fishing village of El Rosario and it is planned to be completely built for the proposed subject development. Highway 1 traverses the Baja peninsula and travels from the U.S. to Cabo San Lucas, connecting to the road that will lead to the subject. The subject site is deemed to have relatively inferior access given these characteristics and was deemed to have moderately inferior access.

Reputation/prestige of area (social reputation, crime in area, etc.)

The reputation of Baja California in the past ten years has been relatively safe with no current travel restrictions, though a Level 2 warning for caution.

The challenge for any new high-quality development in the area is marketing. A professional marketing firm is recommended to target the buyer and is assumed herein. Therefore, the subject site is deemed to be average in terms of reputation.

Access to infrastructure

The subject site is assumed, when developed to have all necessary utilities installed to the site and is therefore deemed to have average access to infrastructure.

Public Planning/development support

Baja California is progressive in their policy in facilitating development in the region, yet still mindful of the potential environmental impact of development. Most developments in the region receive higher density approval than is feasible to be developed. The subject is deemed to be typical in this factor.

Level of private amenities

The level of private amenities can be a competitive advantage for a site and its ability to attract such levels contributes to the demand of the site. Developments have been established by creating amenities such as golf courses, beach clubs, and marinas. Due to the oceanfront location of the subject site, the access to the beach is easy. However, the site is located well away from area amenities, though on-site amenities are planned for the subject. Therefore, the level of amenities that the subject site has and is planned to have is slightly inferior to typical developments.

The following rating grid reflects the position of the subject sites from the preceding analysis. The factors in the table are weighted equally.

Subject Rating Grid							
		Inferior		Typical		Superior	
Factors Determining Demand	High	Moderate	Slight	Average	Slight	Moderate	High
Proximity and ease of access to second home buyers						X	
Proximity and ease of access to shopping					X		
Proximity to entertainment/cultural areas (parks, golf, restaurants)						X	
Proximity to medical							X
Aesthetics/natural features			X				
Proximity to existing development		X					
Proximity to major roads-ease of access		X					
Reputation/prestige of area (social reputation, crime in area, etc.)				X			
Access to infrastructure				X			
Public planning/development support for residential				X			
Level of private amenities			X				
Rating Conclusions							
Number of items		2	2	3	1	2	1
Times category score	0	2	4	5	6	8	10
Subtotal score		4	8	15	6	16	10
Total subject score	59						
Average score	55						
Percentage above (below) average	7%						

CBRE Compiled

Overall, the subject site is gauged to be slightly superior to the typical México resort development site due primarily to its oceanfront location and good topography offering good ocean views, yet offset by its further location south of existing developments and amenities.

RESIDENTIAL DEMAND

Next, the demand forecast for second homes is determined.

Marginal Demand

The earlier analysis indicates that the subject site is deemed slightly superior to typical oceanfront sites in Mexico. Next, a quantitative analysis of demand is shown.

Mexico agencies do not track or project demand for housing. Since the subject area relies primarily on tourism, border crossings are a primary indicator for demand. Historically, as border crossings have increased, there has been a correlation in increased demand for second-home residential housing. This relationship is utilized to forecast future demand.

The following data is both primary research and data collected from SECTUR, the office of tourism of México.

The table below is not intended to indicate the exact demand for second homes to the subject area in the future; it is only utilized on a general basis to show that if border crossings continue to follow the increasing trend of the past, that there will be additional demand for second homes. The table is only shown to suggest continued demand in the future. The demand is also not intended to show that any one project would capture a significant share of the demand. The data utilized is from both primary research and data collected from the U.S Bureau of Transportation.

Demand Calculations

Line No.	Premise	Current	Projected in 5 years	Comments
1	Border Crossings to the Subject Area (Otay-Mesa / San Ysidro)	49,180,878	59,836,000	Bureau of Transportation
2	Projected Annual Increase Per Year in Border Crossings (based on historical border crossing trends of 4% annually)	---	4.00%	Projected, using recent historical trends shown in earlier table
3	Current Number of Good Quality Second Homes in Subject Area	10,000	---	Based on primary research
4	Ratio of Border Crossings to Existing Second Homes	4,918	4,918	Line 1 / Line 3
5	Potential Demand for Second Homes	10,000	12,167	Line 1 / Line 4
6	Additional Demand for Second Homes	---	2,167	Projected minus Current

Compiled by CBRE

The table indicates that over the next five years, the market has the potential to absorb over 2,100 second homes or about 400 new homes/units per year. This could be fulfilled by condominiums and homes. Again, this analysis is utilized only to indicate potential demand for the region. The data shows that there is potential for good demand in the region over the next five years.

CONCLUSION

Baja California's economy is driven by industry, agriculture, and tourism. Areas such as Rosarito and Ensenada have seen tourism in the process of recovering, though slower than major Mexico resort

destinations of Los Cabos, Puerto Vallarta, and Cancun. Nevertheless, projections over the next several years are very positive as the U.S. and California economies further strengthen. The physical settings of México that have attracted foreign tourism will continue to strengthen tourism which will continue to be a significant driver to the subject area.

PLAT MAP


NOTA1
NOTA2
OCEANO PACIFICO
PARCELA 108
PARCELA 106
CUADRO DE CONSTRUCCION COORDENADAS INE
CUADRO DE CONSTRUCCION COORDENADAS UTM
DESLINDE
1 de 1
JULIO ESPINOZA GARCIA
2,354-97-08.43
2,354-04-43.07
H. AYUNTAMIENTO
DE ENSENADA, B.C.
LOCALIZACION GENERAL
LIGA UTM

CBRE

Site Analysis

SITE SUMMARY			
Physical Description			
Gross Site Area	+/- 2,103 Hectares +/- 5,197 Acres		
Ocean Frontage	+/- 7.2 linear kilometers	+/- 4.5 linear miles	
Primary Road Frontage	Municipal maintained residential road (see narrative)		
Shape	Irregular		
Topography	Moderately sloping toward the ocean		
Zoning District	Currently, open space		
Flood Zone	FEMA not available in Mexico		
Adjacent Land Uses	Farming and vacant land uses		
Comparative Analysis		**Rating**	
Access	Fair		
Visibility	Low		
Functional Utility	Assumed adequate		
Traffic Volume	Low		
Adequacy of Utilities	Assumed adequate		
Drainage	Assumed adequate		
Utilities	**Provider**		**Adequacy**
Water	On-site wells or desalination (future)		Assumed Yes
Sewer	On-site treatment plant (future)		Assumed Yes
Natural Gas	Trucked in propane		Assumed Yes
Electricity	Solar power		Assumed Yes
Telephone	Telmex (cellular)		Assumed Yes
Other	**Yes**	**No**	**Unknown**
Detrimental Easements		Assumed None	
Encroachments		Assumed None	
Deed Restrictions		Assumed None	
Common Ingress/Egress		Assumed None	

Source: Various sources compiled by CBRE

SITE CHARACTERISTICS

The subject is an oceanfront tract of land with approximately 7.7 kilometers (+/- 4.5 miles) of ocean/beach frontage. The shape of the site is generally in a T-shape, as shown on the survey map.

The topography of the subject site is gently sloping toward the ocean. The subject topography allows for oceanviews from the portion of the site that is along the ocean, or the area that is conceptually planned for residential uses. This area of the site will most likely require some grading for development of the site. The topography will allow engineering for lots with views of the Pacific Ocean, which typically demand a premium in the market.

The portion of the subject that is not along the ocean has some areas that have distant views. However, this area is generally planned for amenities and access and not residential uses.

INGRESS/EGRESS

Per the client, the subject site has legal access from a planned privately maintained road that will connect to the Carretera Transpeninsular (Highway 1). The road is roughly built from the nearby fishing village of El Rosario and it is planned to be completely built for the proposed subject development. Highway 1 travels from the immediate subject area along the coast north to the Tijuana-Ensenada corridor and to the United States. The Tijuana International Airport and the U.S. border is about 320 kilometers (+/- 200 miles) north.

In addition, access to the beach area by the public has been mandated by the municipality. It is assumed that the subject development will provide public beach access.

UTILITIES

The following information was provided by the client and is assumed to be correct and reliable. Electricity is planned to be solar power for the entire site. CFE power lines are too far away to feasibly power the site, therefore, solar is the most economical method to provide power. Water will be provided by future on-site wells and/or a future on-site desalination plant. Sewer will be provided by a future private treatment plant. Telephone/internet service will be cellular only provided by future Telmex cellular towers. Gas, if necessary, will be provided via trucked in propane. It is assumed that these utilities are in sufficient capacity to serve the needs of any future improvements of the subject site.

ENVIRONMENTAL ISSUES

CBRE, Inc. is not qualified to detect the existence of potentially hazardous material or identify the existence of known critical habitat. The existence of hazardous materials or known critical habitat may affect the value of the property. For this appraisal, CBRE, Inc. has specifically assumed that the property is not affected by any hazardous materials or within any critical habitat area that may be present on or near the property.

ADJACENT PROPERTIES

The adjacent land uses are farming and vacant land uses. Within the immediate area are small fishing villages with the town of El Rosario, approximately 19 kilometers north. The subject's site's western border is the Pacific Ocean. The subject benefits from being adjacent to the Pacific Ocean.

10% DONATION

The local municipality typically requires that 10% of the site to be donated to the municipality for open space. The requirement can also be satisfied by a cash payment or other lands owned by the site owner. Per the client, the subject's requirement has not been satisfied. However, it is assumed that the requirement can and will be satisfied by land within the subject that is within the portion not along the ocean. We assume this to be correct and reliable.

FLOOD CONDITIONS

Visual inspection did note areas of drainage conditions due to the rolling topography of the property. The subject project will likely require additional hydrologic engineering upon development as there are small arroyos running throughout the site. Per the client, the client has contracted a hydrological engineer to design and address drainage issues related to the subject development. Typically, in México, flood determinations are not mapped or tracked by any governmental authority. Adequate drainage measures are determined during the development approval and construction process.

CONCLUSION

Overall, there are no known factors that are considered to prevent the site from development to its highest and best use.

Zoning

The following chart summarizes the subject's zoning requirements.

ZONING SUMMARY	
Current Zoning	Rustico, a rural designation
Legally Conforming	Yes
Uses Permitted	See narrative
Zoning Change	See narrative
Source: Client	

Per the client, the subject is currently zoned Rustico, a rustic or rural designation. However, the site can be rezoned for residential and hospitality uses. Specific approvals are given when the development plan is submitted and approved, subsequent to the environmental approvals being obtained.

ENTITLEMENTS

In order to gain entitlements, an environmental impact study is required. The subject does not currently have an environmental impact statement or environmental approvals, however a study is currently being completed. It is an assumption of this report, that all necessary environmental approvals can be obtained in a timely manner. The federal and state environmental authorization is the first major step in the entitlement process and lays the foundation for development approvals (land use and allowable densities).

Further, per the Programa de Ordenamiento Ecologico Estatal de Baja Californiax (ecological zoning program for Baja California), the following map shows that the subject area is designated for Espacio Natural or open space. However, residential tourism development permissions can be given during development plan approval for the specific property.

It is assumed that the subject site can obtain all necessary environmental and development approvals in a timely manner necessary for development of the site. Further, it is assumed that the approvals will allows the currently planned densities and land uses. We assume this to be correct and reliable.


GobBC
Programa de Ordenamiento Ecológico Estatal de Baja California
Unidades de Gestión Ambiental
N
SUBJECT
Unidades de Gestión Ambiental (UGA)
1 Suburbano con PDU
2 Urbano con PDU
3 Turismo
4 Espacio natural
5 Forestal
6 Turismo de baja densidad
7 Espacio natural
8 Agricola
9 Agricola
10 PN Sierra San Pedro Mártir
11 PN Constitución de 1857
12 APFFS Valle de los Cirios
13 RB Alto Golfo y Delta del Colorado
0 15 30 60 90
Kilometers

PROPOSED IMPROVEMENTS LAYOUT


PROPUESTA DE ZONIFICACIÓN
Cielo Mar
OCÉANO PACÍFICO
SIMBOLOGÍA
INDUSTRIAL (Servicios)
Desaladora
Cisterna de Agua Potable
Drenaje (Sistema)
Central Eléctrica
Reutilización de Aguas Jabonosas
Instalaciones de Gas
Concretera
TURÍSTICO
Hotel Boutique
Hotel Resort
Beach Club
MARINA
COMERCIAL
CENTRO DEPORTIVO
CAMPO DE GOLF
Campo de Golf en Playa
Campo de Golf General
ZONA DE PARCELAS
ZONA DE PARCELAS DE TRABAJO
PISTA DE ATERRIZAJE
Dirección Despegue →
CIRCULACIONES
Camino Principal Existente
Camino Principal Propuesto
Camino Propuesto


Campo de golf
Business center
Life Style
Beach club


Centro Hipico
Unidad Deportiva
Total de parcelas
230
164
115
138
586
Area comercial
Pueblo Mexicano
Pista de aterrizaje
Sección deportiva
Condominios
Auditorio
Business center
Condominios
Hotel Resort
Marina turística
Life Style
Beach club
Marina de servicios
Parcelas de laguna
Parcelas Premium
Comercio
Campo de golf
Parcelas Premium

Proposed Improvements Analysis

The subject Cielo Mar is planned for a single-family residential and hospitality development with beachfront hotels, a marina, a golf course, beach clubs, and several rows of single-family home lots. However, based upon our research and analysis of second home residential projects in Mexico and Latin America resort areas, demand is not strong enough in relatively remote areas for a marina and multiple rows of homes.

As noted earlier, Bahia Kino, a community in Sonoran that is well south of the U.S. border, the homes that have successfully sold and resold, are located on three rows along the ocean. While there are homes behind these rows, these are mainly area fisherman and farmers. The first three rows of homes are typically vacation homes.

Two other quality master-planned communities in Sonora, Mayan Palace and Isla del Mar, also successful communities located outside of town, have only successfully sold oceanfront product while not being able to sell product located off the ocean. Mayan Palace has strong dynamics with its existing customer base, while Isla del Mar has in place infrastructure and amenities. Thus, the market shows that demand is only for the first three rows from the ocean, or lots in close proximity to the ocean.

Amenities such as a golf course, beach club, retail, security, quality landscaping, and a small boutique hotel can add value to the lots and are necessary for the success of the development. These are incorporated into the optimal plan.

We have analyzed the current subject development plan, which is only conceptual at this point, and have determined that proposed Cielo Mar improvements is too high of a density for the subject market area. The lots planned in the rows higher than three tiers are not in demand due to a lack of proximity and lesser view of the ocean. The long term absorption of the currently planned high density does not maximize the land value due to the time value of money. A lower density with a shorter absorption period provides the optimized development scenario and maximum land value.

Therefore, we have utilized a lower density that is in-line with the market and developments in similar relatively remote locations. The lower density tends to draws buyers to the seclusion offered by the subject's location. Further, the topography of the site allows for excellent views among three tiers of lots. This, with the good quality infrastructure and amenities are benefits to the proposed development.

As a comparison to the market, our projected lot sizes for the subject would be larger than most existing developments in the Rosarito-Ensenada corridor, but not atypical for second home beach resorts in Latin America. Typically, in established communities, lot sizes average about 1,500 square meters. However, in rural location areas or on the outskirts of established areas, lot sizes generally

increase. Buyers drawn to developments in rural areas tend to like the seclusion offered, with larger lot sizes and ample open space. This is to compensate for the rural location and to give the buyer a feeling of added value. The added value is necessary to entice buyers to buy in a remote location away from service and amenities of an established area.

A prime example is the comparison between Punta Mita and Los Cabos. Both areas are high demand second home resort areas. However, Punta Mita is located about an hour north of downtown Puerto Vallarta. In order to compete with Los Cabos for the same high end buyer, Punta Mita has to offer much larger lots for similar prices to attain the same absorption. For example, an oceanfront lot in Punta Mita, Kupuri, sells for about $4.0 million for a 5,000 – 6,000 square meter oceanfront lot with about 60 meters of ocean frontage. In Los Cabos, a comparable oceanfront lot for $4.0 million is around 1,500 – 2,500 square meters in size with about 30 meters of ocean frontage. While the price points are not comparable to the subject or subject area, this comparison is the leading indicator for our density projections for the subject.

Therefore, we project for the subject lot sizes, a size that is triple what is selling for in the Rosarito-Ensenda corridor with double the ocean frontage. This will maximize the ocean frontage but allow for larger, yet rectangular lots.

Later in this section, we detail comparable single-family vacant lots that have recently sold in the Rosarito-Ensenada corridor. These range in size between about 300 to 750 square meters with an average of about 500 meters. The oceanfront lots have about 20 meters of ocean frontage.

Therefore, for our analysis of the subject site, as vacant, we have projected the following density scenario which we feel is optimum for the subject proposed development to capture the highest price and fastest absorption. It should be noted that we are not master-planners or engineers/architects, but are relying on market data.

Our estimated lot size for the subject lots is 1,500 square meters, or about triple the size of the average of the corridor sales. For the oceanfront lots, the amount of ocean frontage is projected to be 50 meters.

The subject has approximately 7.2 kilometers of ocean frontage or approximately 7,200 linear kilometers. Accounting for amenities, beach club, hotel site, and access walkways to the beach, the useable area for oceanfront is 6,500 linear meters.

Given the oceanfront amount of 50 meters per lot, including access/open space area, the 6,500 meters could potentially fit about 130 oceanfront lots. Given two more tiers of oceanview lots of the same size, the total lot count is about 390 lots, summarized as follows:

Projected Density and Lot Sizes - Proposed Subject					
Lot Type	Number of Lots	Lot Size (Sq. Mtrs.)	Lot Size (SF)	Ocean frontage (meters)	View
Oceanfront	130	1,500	16,150	50	Excellent
Oceanview - 2nd row	130	1,500	16,150	---	Very Good
Oceanview 3rd row	130	1,500	16,150	---	Good
Total/Average	**390**	**1,500**	**16,150**	**50**	
CBRE Compiled					

Further, as mentioned earlier, in order for the subject to be more successful, a boutique hotel, beach club, 18-hole golf course, walking paths, etc. are necessary amenities. These uses are integral to the pricing and absorption of the single-family lots as they add value to the lots. The lots would sell for less and slower were it not for these amenities. The beach club is anticipated to be located along the oceanfront. Since its value is an amenity that adds value to the lots, it does not have its own value other than contributing to the sales velocity and pricing of the single-family lots. The golf course is also typically viewed in the market the same. Most golf course barely break even, however, golf is still a necessary amenity that is needed to attract buyers. Likewise, the value of the golf course is within the value and absorption of the single-family lots and is not value separately. It is anticipated that the golf course will be located behind the three tiers of single-family lots with perhaps one or two holes ending at the ocean.

The hotel site, however, is a sellable parcel and will be value separately. Again, using the comparable sales, the range of sizes of the parcels are from about 2 to 20 hectares, with an average of 7 hectares. The amount of ocean frontage ranges from 90 to 500 with an average of 250 linear meters. Due to the remote location of the subject, it is likely that only a small hotel is warranted. Therefore, we have utilized the average parcel size of the comparables, and our projected hotel parcel for the proposed subject is as follows:

Projected Hotel Parcel - Proposed Subject					
Lot Type	Number of Parcels	Lot Size (Hectares)	Lot Size (Acres)	Ocean frontage (meters)	View
Oceanfront Parcel	1	7.0	17.3	250	Excellent
CBRE Compiled					

Last, within the conceptual plan is a marina. The cost of the marina was not provided and the feasibility of such is outside the scope of this assignment. Therefore, given the complexity of a marina and the lacking cost data, we have not included the marina or it potential impact within this analysis.

Highest and Best Use

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

- legally permissible;
- physically possible;
- financially feasible; and
- maximally productive.

The highest and best use analysis of the subject is discussed on the following pages.

AS VACANT

Legally Permissible

The legally permissible uses were discussed in the Site Analysis and Zoning Sections.

Physically Possible

The subject is planned to be served by on-site utilities, including solar power for electric, future on-site wells and/or a future desalination plant for water, a future on-site treatment plant for sewer, and cellular for phone and internet. The subject has an adequate shape and size to be a separately developable site. While the client reports that the subject has legal access, physical access is only planned. It is an assumption of this report that physical access can be developed. The topography of the subject site allows for good oceanviews from most parts of the portion of the site that is along the oceanfront. There are no known physical reasons why the subject site would not support any legally probable development (i.e. it appears adequate for development).

Existing structures on similar sites provides additional evidence for the physical possibility of development.

Financially Feasible

Potential uses of the site include single-family, multifamily (condominium) residential uses, hospitality uses, as well as amenity uses. The determination of financial feasibility is dependent primarily on the relationship of supply and demand for the legally probable land uses versus the cost to create the uses. As discussed in the market analysis and absorption sections of this report, there is market evidence for demand for development of the subject site.

The market analysis shows that sales of residential homes and condominiums within the Rosarito to Ensenada corridor has been increasing over the past year or so. Demand varies depending on the quality, oceanview, pricing, and level of amenities offered. The data indicates that given the subject market's close proximity to Southern California, there is potential for increased demand in the area

such that a well-planned and amenitized project, located a distance south of the corridor, as the subject is, can attract demand.

There are several examples in Mexican states close to the U.S. border where projects have been successful in locations further down the beach from existing development. Within Sonora, south of Puerto Peñasco is the Mayan Palace development which is about an hour south of downtown Puerto Peñasco. Vidafel has successful sold many timeshares and some residences in this master-planned community. Further south of Puerto Peñasco is the community of Kino Bay. The bay is popular among Mexican Nationals from Hermosillo. Checkered between Puerto Peñasco and San Carlos/Guaymas, are also several small developments that have successfully sold single-family homes and lots. All of these developments in Sonora have been relatively successful without being near the major populations of Southern California but near the less populated state of Arizona.

In addition, communities such as Bay of Dreams near La Paz in Baja California Sur, Punta Mita and Costa Careyes near Puerto Vallarta, Peninsula Papagayo in Costa Rica, are other examples of successful projects in relatively remote areas.

Thus, with proper marketing and planning of the subject site, there is potential for sales of lots and homes to both Americans and Mexicans.

Maximally Productive

The final test of highest and best use of the site as vacant is that the use be maximally productive, yielding the highest return to the land. In the case of the subject as vacant, the analysis has indicated that development of a residential project would be most appropriate, as time and circumstance warrant.

CONCLUSION: HIGHEST AND BEST USE AS VACANT

Based on the information presented above and upon information contained in the market and neighborhood analysis, we conclude that the highest and best use of the subject site as vacant would be for development a well planned and amenitized residential project, as time and circumstances warrant.

Appraisal Methodology

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available. Based on information contained in the Fourteenth Edition of The Appraisal of Real Estate, published in 2013, depending on a specific appraisal assignment, any of the following four methods may be used to determine the market value of the fee simple interest of land:

- Sales Comparison Approach;
- Income Capitalization Procedures;
- Allocation; and
- Extraction.

The following summaries of each method are paraphrased from the text.

The first is the sales comparison approach. This is a process of analyzing sales of similar, recently sold parcels in order to derive an indication of the most probable sales price (or value) of the property being appraised. The reliability of this approach is dependent upon (a) the availability of comparable sales data, (b) the verification of the sales data regarding size, price, terms of sale, etc., (c) the degree of comparability or extent of adjustment necessary for differences between the subject and the comparables, and (d) the absence of non-typical conditions affecting the sales price. This is the primary and most reliable method used to value land (if adequate data exists).

The income capitalization procedures include three methods: land residual technique, ground rent capitalization, and Subdivision Development Analysis. A discussion of each of these three techniques is presented in the following paragraphs.

> The land residual method may be used to estimate land value when sales data on similar parcels of vacant land are lacking. This technique is based on the principle of balance and the related concept of contribution, which are concerned with equilibrium among the agents of production--i.e. labor, capital, coordination, and land. The land residual technique can be used to estimate land value when: 1) building value is known or can be accurately estimated, 2) stabilized, annual net operating income to the property is known or estimable, and 3) both building and land capitalization rates can be extracted from the market. Building value can be estimated for new or proposed buildings that represent the highest and best use of the property and have not yet incurred physical deterioration or functional obsolescence.
>
> The subdivision development method is used to value land when subdivision and development represent the highest and best use of the appraised parcel. In this method, an appraiser determines the number and size of lots that can be created from the appraised land physically, legally, and economically. The value of the underlying land is then estimated through a discounted cash flow analysis with revenues based on the achievable sale price of the finished product and expenses based on all costs required to complete and sell the finished product.

> The ground rent capitalization procedure is predicated upon the assumption that ground rents can be capitalized at an appropriate rate to indicate the market value of a site. Ground rent is paid for the right to use and occupy the land according to the terms of the ground lease; it corresponds to the value of the landowner's interest in the land. Market-derived capitalization rates are used to convert ground rent into market value. This procedure is useful when an analysis of comparable sales of leased land indicates a range of rents and reasonable support for capitalization rates can be obtained.

The allocation method is typically used when sales are so rare that the value cannot be estimated by direct comparison. This method is based on the principle of balance and the related concept of contribution, which affirm that there is a normal or typical ratio of land value to property value for specific categories of real estate in specific locations. This ratio is generally more reliable when the subject property includes relatively new improvements. The allocation method does not produce conclusive value indications, but it can be used to establish land value when the number of vacant land sales is inadequate.

The extraction method is a variant of the allocation method in which land value is extracted from the sale price of an improved property by deducting the contribution of the improvements, which is estimated from their depreciated costs. The remaining value represents the value of the land. Value indications derived in this way are generally unpersuasive because the assessment ratios may be unreliable and the extraction method does not reflect market considerations.

METHODOLOGY APPLICABLE TO THE SUBJECT

The valuation includes sales comparison approaches and subdivision development approaches. The final value conclusions are presented in the reconciliation section.

We did not research the sales or transfer history of the subject or comparable sales through the public records of México. Unlike the United States, in México there is limited access to public records of real estate transactions. There is a public registry of sales in each municipality in México, however, prior sales through public records are difficult to obtain and many times inaccurate rendering the research not wholly reliable. Therefore, the access of comparable sales through a mass registry system is generally not easily obtained. In order to confirm sales information, primary research was conducted with agents and developers who were parties to the transactions and is the primary method of data gathering for this valuation. The comparable sales are recent and are considered the best available for the valuation of the subject.

Subdivision Development Cost Approach

Given the subject's remote location and limited amount of available directly comparable vacant land sales, we have employed the subdivision development cost approach as a developer would most likely employ this methodology in determining a purchase price for the subject land. Determining the likely density, pricing, absorption, development costs, and anticipated profit, all result in a residual land value that a purchase price would be based upon. Therefore, this approach is given primary weight.

The subject site encompasses 2,103 hectares. Given the large site area, the entire site would not be developed. The oceanfront portion would be developed as a residential oceanfront community, while the remaining area would be kept as open space. Based upon the calculations in this section, the area for the residential sales would encompass about 303 hectares, leaving the remaining 1,800 hectares to be sellable/valued as open space / ranch land that can be used for an amenity area for the development such as hiking, horseback riding, ATV riding, etc. This enhances the overall development and helps to increase lot sales velocity and pricing.

The subdivision development method is used to value land when subdivision and development represent the highest and best use of the appraised parcel. In this method, an appraiser determines the number and size of residential units or lots that can be created from the appraised land physically, legally, and economically. The value of the underlying land is then estimated through a discounted cash flow analysis with revenues based on the achievable sale price of the finished product and expenses based on all costs required to complete and sell the finished product.

The purpose of this section is to present an analysis of the cash flows generated from the sales of the individual lots and parcels to be sold in the subject community. This typically consists of an analysis of the projected sales absorption period, offset for holding costs and selling expenses, and discounted at an appropriate rate. The costs are deducted to arrive at the underlying as is land value. The assumptions regarding income and gross sales proceeds and appropriate expense deductions are presented in the following pages.

Aggregate Retail Sale Proceeds

The aggregate retail sale proceeds are the sum of the estimated individual residential unit prices, assuming the units are sold to individual buyers. We have estimated the prices based on an analysis of competitive developments. The objective of this analysis is to estimate a price for each typical lot type.

HYPOTHETICAL TYPICAL SINGLE-FAMILY LOT DEVELOPMENT SCENARIO

We have analyzed the current subject development plan, which is only conceptual at this point, and have determined that proposed Cielo Mar improvements is too high of a density for the subject

market area. The lots planned in the rows higher than three tiers are not in demand due to a lack of proximity and lesser view of the ocean. The long term absorption of the currently planned high density does not maximize the land value due to the time value of money. A lower density with a shorter absorption period provides the optimized development scenario and maximum land value.

Therefore, we have utilized a lower density that is in-line with the market and developments in similar relatively remote locations. The lower density tends to draws buyers to the seclusion offered by the subject's location. Further, the topography of the site allows for excellent views among three tiers of lots. This, with the good quality infrastructure and amenities are benefits to the proposed development. Our projected density and uses are summarized in the following table:

Projected Density and Lot Sizes - Proposed Subject

Lot Type	Number of Lots	Lot Size (Sq. Mtrs.)	Lot Size (SF)	Ocean frontage (meters)	View
Oceanfront	130	1,500	16,150	50	Excellent
Oceanview - 2nd row	130	1,500	16,150	---	Very Good
Oceanview 3rd row	130	1,500	16,150	---	Good
Total/Average	**390**	**1,500**	**16,150**	**50**	

CBRE Compiled

Projected Hotel Parcel - Proposed Subject

Lot Type	Number of Parcels	Lot Size (Hectares)	Lot Size (Acres)	Ocean frontage (meters)	View
Oceanfront Parcel	1	7.0	17.3	250	Excellent

CBRE Compiled

As mentioned earlier, the beach club, golf course, walking pathways, etc. are amenities that contribute to the lot values and sales velocity and are not valued separately but are within the value of the lots.

The following values each lot type and the hotel parcel, after which absorption will be projected, costs deducted, and risk applied to arrive at the as is residual land value.

LOT TYPE – OCEANFRONT – 1,500 SQUARE METERS (16,150 SQUARE FEET) IN SIZE

The following values a typical oceanfront lot, as if complete, in the hypothetical subject subdivision. The following are recent sales of finished residential single-family lots, which are located within the competitive developments in Rosarito-Ensenada corridor.

FINISHED LOT SALES SUMMARY - OCEANFRONT LOTS

Sale No.	Name/Location	View	Lot Size Sq. Mtr.	Lot Size Sq. Ft.	Sale Price
1	Oceanfront Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Oceanfront	753	8,102	$429,000 Sale
2	Oceanfront Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Oceanfront	540	5,810	$234,000 Sale
3	Oceanfront Lot, Puerto Salina Rosarito-Ensenada corrdior, BC, Mexico	Oceanfront	480	5,165	$289,500 Sale
4	Oceanfront Lot, Bajamar Rosarito-Ensenada corrdior, BC, Mexico	Oceanfront	600	6,456	$299,500 Sale

Source : CBRE Compiled

BASIS FOR ADJUSTMENTS

A fundamental component of real estate valuation involves identifying and quantifying differences between comparable properties and the subject. In a structured analysis, these differences are known as elements of comparison. Elements of comparison are defined as the primary characteristics of a property (and its sale transaction) that cause prices to vary. These elements are considered and compared to the subjects for possible adjustments. Our survey and analysis of the subdivisions indicates that several factors affected their ultimate purchase price. Although we attempted to identify and quantify each of these factors, the number of comparables available does not allow for "textbook" use of paired sales. The nine common elements of comparison that are always considered are presented below.

1. Property rights conveyed
2. Financing terms
3. Conditions of sale
4. Market conditions
5. Location
6. Physical characteristics
7. Economic characteristics
8. Use
9. Non-realty components of value

Adjustments for economic characteristics, use, and non-realty components of value are not required as single family residences are not typically acquired based on their economic characteristics, the uses were similar, and there were no non-realty components of value. The summary discussion below outlines the quantitative adjustments required for each comparable and the following paragraphs discuss each of the adjustments discussed herein.

Property Rights Conveyed

This adjustment considers the differences in the legal estate (interest) conveyed in a given sales transaction. The interest transferred can reflect a variety of rights that may affect the value of a property. The interest transferred is fideicomiso, which is conveyed in a long term Mexican trust that gives all fee simple rights. In discussions with local agents and attorneys within Los Cabos, fee simple estate is synonymous with Fideicomiso. The reader is referred to the addendum for an explanation of a Fideicomiso.

All of the sales involved the transfer of the fideicomiso (fee simple estate) ownership and no adjustments are required.

Financing Terms

Financing affects real estate values as the availability of financing helps determine the demand for real estate. In most cases, the cost and availability of financing have an inverse relationship; high interest rates or limited availability of financing are usually accompanied by a decrease in the demand

for credit and/or real estate. This element is particularly significant in sales involving non-market and/or seller financing.

All of the sales were all cash transactions and no adjustments are required.

Conditions of Sale

Adjustment for conditions of sale are justified when the circumstances of a specific sale result in a price that is higher or lower than that of a normal market transaction. This adjustment reflects the motivations of a buyer and seller in the transfer of real property. Circumstances requiring adjustments for conditions of sale includes sales made under duress, auctions, eminent domain transactions, and sales that were not arm's-length. This adjustment is also utilized for listings, negotiations, offers, and/or non-closed escrows (as appropriate).

All of the sales were arm's length transactions and no adjustments were warranted.

Market Conditions

This adjustment reflects market conditions as of the comparable's date of sale versus the date of value for the subject. It is necessary to reflect any changes in market conditions between a comparable's date of sale and the date of value of the appraisal. This adjustment is utilized to reflect changes in market conditions caused by inflation, deflation, fluctuations in supply and demand, and other similar factors.

All sales were recent and reflect current market conditions, thus no adjustments for market conditions are warranted.

Location

Adjustments for location consider the comparables' locations within their respective market area as well as their surrounding land uses as compared to the subject. The location adjustment is typically oriented toward the concept that properties closest to central and/or homogeneously developed areas are superior to properties in outlying or mixed-use areas.

All of the comparables were located within good quality oceanfront master-planned communities in the Rosarito-Ensenada corridor. These are within an established area and are considered to be superior in terms of location as compared with the subject due to their closer proximity to amenities. Nevertheless, the subject's seclusion offers appeal and the adjustment was tempered.

Lot Size

This adjustment considers the underlying lot size of the comparable in relation to the subject. Larger lots typically sell for a higher total price when compared to a smaller lot. This is due to the general rule that a larger lot provides additional utility for the homeowner.

We researched single-family vacant lots in oceanfront developments. The price of a larger lot compared to a smaller lot in the same development, with lots having similar views, amenities, and location, indicates that there is a price difference. However, as our analogy between Los Cabos and Punta Mita showed earlier, the subject would need to offer larger lots than the comparables to attract similar demand. Thus, while the comparable lots are smaller, most adjustments were not warranted.

Access

The comparables have superior access and upward adjustments were warranted.

Oceanfront

Ocean frontage and the amount of frontage is a considerable premium in beachfront communities. In our research, oceanfront lots command a 20% to 40% premium as compared to second row or excellent oceanview lots, all else being equal.

We researched single-family vacant lots in oceanfront developments. The price of a lot with more ocean frontage in the same development, with lots having similar views, amenities, and location, indicates that there is a price difference. However, as our analogy between Los Cabos and Punta Mita showed earlier, the subject would need to offer more ocean frontage than the comparables to attract similar demand. Thus, while the comparable lots have less ocean frontage, most adjustments were not warranted.

Oceanview

The degree of oceanview is a further considerable premium in México beach resort areas. Our research indicates that premiums for superior ocean views can range from 10% to 30% depending on the difference in view. In general, lots with good oceanviews sell for approximately 10-20% higher than lots with average oceanviews. Adjustments for view were warranted for some comparables depending on the quality of oceanview.

Infrastructure

This adjustment considers the quality and type of infrastructure for a project. The subject is assumed to have underground utilities, quality roads and be well maintained. Most sales had similar infrastructure and were not adjusted. Comparables with inferior quality infrastructure due primarily to the age of the subdivision were adjusted upward.

Project Amenities

This adjustment considers the amount and quality of amenities in a project. The subject is assumed to have a small boutique hotel with associated services available to the lots, golf, beach club, security, walking paths, etc. Most comparables have similar amenities and were not adjusted. Comparables that are located in projects with a lesser amount or a lesser quality of amenities were adjusted upward.

The adjustment grid to the comparables sales for the subject's oceanfront lots is shown as follows:

FINISHED LOT SALES ADJUSTMENT GRID

Comparable Number	1	2	3	4	Subject
Transaction Type	Sale	Sale	Sale	Sale	---
Transaction Date	2017	2018	2020	2021	---
Sale Price	$429,000	$234,000	$289,500	$299,500	---
Lot Size (SF)	8,102	5,810	5,165	6,456	16,150
Lot Size (m2)	753	540	480	600	1,500
Price Per Finished Lot	$429,000	$234,000	$289,500	$299,500	---
Property Rights Conveyed	0%	0%	0%	0%	---
Financing Terms [1]	0%	0%	0%	0%	---
Conditions of Sale	0%	0%	0%	-25%	---
Market Conditions	0%	0%	0%	0%	---
Subtotal	$429,000	$234,000	$289,500	$224,625	---
Location	-10%	-10%	-10%	-10%	
Size	0%	0%	0%	0%	
Access	-5%	-5%	-5%	-5%	
Oceanfront (amount)	-25%	0%	0%	0%	
Oceanview	0%	5%	5%	0%	
Infrastructure	0%	0%	0%	10%	
Project Amenities	10%	10%	0%	0%	
Total Other Adjustments	-30%	0%	-10%	-5%	**AVERAGE**
Value Indication for Subject	$300,300	$234,000	$260,550	$213,394	**$252,061**
Compiled by CBRE					

After adjustments, the comparables indicate a range of $213,000 to $300,000 with an average of $252,000 on a finished lot basis. Based on analysis of comparable market data, and considering all factors, a price per finished lot indication near the average was most appropriate for the subject. The following table presents the valuation conclusion:

CONCLUDED VALUE		
		Total
Minimum	=	$213,394
Maximum	=	$300,300
Average	=	$252,061
"As If Complete" Per Lot		**$250,000**

Compiled by CBRE

LOT TYPE – OCEANVIEW (2ND ROW) – 1,500 SQUARE METERS (16,150 SQUARE FEET)

The following values a typical oceanview lot, as if complete, in the 2nd row, having a very good oceanview overlooking the oceanfront row, in the hypothetical subject subdivision. The following are recent sales of finished residential single-family lots, which are located within the competitive developments in Rosarito-Ensenada corridor.

FINISHED LOT SALES SUMMARY - OCEANVIEW LOTS

Sale No.	Name/Location	View	Lot Size Sq. Mtr.	Lot Size Sq. Ft.	Sale Price
1	Oceanview Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Excellent Oceanview	560	6,026	$189,000 Sale
2	Oceanview Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Good Oceanview	535	5,757	$148,000 Sale
3	Oceanview Lot, Puerto Salina Rosarito-Ensenada corrdior, BC, Mexico	Average Oceanview	300	3,228	$85,000 Sale
4	Oceanview Lot, Bajamar Rosarito-Ensenada corrdior, BC, Mexico	Average Oceanview	226	2,432	$109,000 Sale

Source : CBRE Compiled

FINISHED LOT SALES ADJUSTMENT GRID					
Comparable Number	1	2	3	4	Subject
Transaction Type	Sale	Sale	Sale	Sale	---
Transaction Date	Sale	Sale	Sale	Sale	---
Sale Price	$189,000	$148,000	$85,000	$109,000	---
Lot Size (SF)	6,026	5,757	3,228	2,432	16,150
Lot Size (m2)	560	535	300	226	1,500
Price Per Finished Lot	$189,000	$148,000	$85,000	$109,000	---
Property Rights Conveyed	0%	0%	0%	0%	---
Financing Terms [1]	0%	0%	0%	0%	---
Conditions of Sale	0%	0%	0%	0%	---
Market Conditions	0%	0%	0%	0%	---
Subtotal	$189,000	$148,000	$85,000	$109,000	---
Location	-10%	-10%	-10%	-10%	
Size	0%	0%	10%	10%	
Access	-5%	-5%	-5%	-5%	
Oceanview	-10%	15%	40%	30%	
Infrastructure	0%	0%	0%	10%	
Project Amenities	10%	10%	0%	0%	
Total Other Adjustments	-15%	10%	35%	35%	**AVERAGE**
Value Indication for Subject	$160,650	$162,800	$114,750	$147,150	**$146,338**
Compiled by CBRE					

After adjustments, the comparables indicate a range of $115,000 to $162,000 with an average of $146,000 on a finished lot basis. Based on analysis of comparable market data, and considering all factors, a price per finished lot indication near the average was most appropriate for the subject. The following table presents the valuation conclusion:

CONCLUDED VALUE		
		Total
Minimum	=	$114,750
Maximum	=	$162,800
Average	=	$146,338
"As If Complete" Per Lot		**$145,000**
Compiled by CBRE		

LOT TYPE – OCEANVIEW (3RD ROW) – 1,500 SQUARE METERS (16,150 SQUARE FEET)

The following values a typical oceanview lot, as if complete, in the 3rd row, having a good oceanview overlooking two rows in front, in the hypothetical subject subdivision. The following are recent sales of finished residential single-family lots, which are located within the competitive developments in Rosarito-Ensenada corridor.

FINISHED LOT SALES SUMMARY - OCEANVIEW LOTS

Sale No.	Name/Location	View	Lot Size Sq. Mtr.	Lot Size Sq. Ft.	Sale Price
1	Oceanview Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Excellent Oceanview	560	6,026	$189,000 Sale
2	Oceanview Lot, Punta Piedra Rosarito-Ensenada corrdior, BC, Mexico	Good Oceanview	535	5,757	$148,000 Sale
3	Oceanview Lot, Puerto Salina Rosarito-Ensenada corrdior, BC, Mexico	Average Oceanview	300	3,228	$85,000 Sale
4	Oceanview Lot, Bajamar Rosarito-Ensenada corrdior, BC, Mexico	Average Oceanview	226	2,432	$109,000 Sale

Source : CBRE Compiled

FINISHED LOT SALES ADJUSTMENT GRID					
Comparable Number	1	2	3	4	Subject
Transaction Type	Sale	Sale	Sale	Sale	---
Transaction Date	Sale	Sale	Sale	Sale	---
Sale Price	$189,000	$148,000	$85,000	$109,000	---
Lot Size (SF)	6,026	5,757	3,228	2,432	16,150
Lot Size (m2)	560	535	300	226	1,500
Price Per Finished Lot	$189,000	$148,000	$85,000	$109,000	---
Property Rights Conveyed	0%	0%	0%	0%	---
Financing Terms [1]	0%	0%	0%	0%	---
Conditions of Sale	0%	0%	0%	0%	---
Market Conditions	0%	0%	0%	0%	---
Subtotal	$189,000	$148,000	$85,000	$109,000	---
Location	-10%	-10%	-10%	-10%	
Size	0%	0%	10%	10%	
Access	-5%	-5%	-5%	-5%	
Oceanview	-25%	0%	20%	15%	
Infrastructure	0%	0%	0%	10%	
Project Amenities	10%	10%	0%	0%	
Total Other Adjustments	-30%	-5%	15%	20%	AVERAGE
Value Indication for Subject	$132,300	$140,600	$97,750	$130,800	$125,363
Compiled by CBRE					

After adjustments, the comparables indicate a range of $98,000 to $140,000 with an average of $125,000 on a finished lot basis. Based on analysis of comparable market data, and considering all factors, a price per finished lot indication near the average was most appropriate for the subject. The following table presents the valuation conclusion:

CONCLUDED VALUE		
		Total
Minimum	=	$97,750
Maximum	=	$140,600
Average	=	$125,363
"As If Complete" Per Lot		**$125,000**
Compiled by CBRE		

OCEANFRONT HOTEL PARCEL – 7 HECTARES (+/- 17 ACRES)

The following values the oceanfront hotel parcel, as if complete, in the hypothetical subject subdivision. The following are recent sales of oceanfront parcels, which are located in the subject market area or similar drive-to markets.

Projected Hotel Parcel - Proposed Subject

Lot Type	Number of Parcels	Lot Size (Hectares)	Lot Size (Acres)	Ocean frontage (meters)	View
Oceanfront Parcel	1	7.0	17.3	250	Excellent

CBRE Compiled

SUMMARY OF COMPARABLE LAND SALES

No.	Name	Transaction Type	Transaction Date	Land (Acres)	Land (Hectares)	Oceanfront (Lin. Mtrs.)	Zoning	Utilities	Entitlements	Actual Sale Price [1]	Price Per Square Foot	Price Per Square Meter	Price Per Lin. Mtr. Oceanfront
1	Oceanfront site located at KM 49.5, Rosarito, Baja California, Mexico	Offer	Jan-14	24.0	9.7	450	Residential Tourism	All to Site	Fully entitled for medium density condominiums	$3,500,000	$3.35	$36	$7,777
2	Former Club Med site (land value only) San Carlos, Sonora, Mexico	Sale	Mar-14	50.0	20.2	500	Residential Tourism	All to Site	General zoning only	$13,000,000	$5.97	$64	$26,000
3	Vacant oceanfront site located near San Carlos marina, San Carlos, Sonora, Mexico	Sale	Jan-16	7.4	3.0	150	Residential Tourism	All to Site	General zoning only	$4,900,000	$15.20	$164	$32,667
4	Oceanfront site near Puerto Nuevo, Rosarito, Baja California, Mexico	Sale	Feb-16	6.9	2.8	160	Residential Tourism	All to Site	General zoning only	$7,300,000	$24.18	$260	$45,625
5	Vacant oceanfront site located along San Carlos main strip, San Carlos, Sonora, Mexico	Sale	Mar-17	7.4	3.0	150	Residential Tourism	All to Site	General zoning only	$6,300,000	$19.54	$210	$42,000
6	Oceanfront site within Ensenada area, near El Descanso, Ensenada, Baja California, Mexico	Listing	Current	32.9	13.3	400	Residential Tourism	All to Site	General zoning only	$29,925,000	$20.90	$225	$74,813
7	Oceanfront site within Ensenada area, near El Descanso, Ensenada, Baja California, Mexico	Listing	Current	4.2	1.7	100	Residential Tourism	All to Site	General zoning only	$5,950,000	$32.52	$350	$59,500
8	Oceanfront site located at the south end of downton Rosarito, Baja California, Mexico	Listing	Current	4.7	1.9	90	Residential Tourism	All to Site	General zoning only	$6,650,000	$32.52	$350	$73,889

Compiled by CBRE

VACANT LAND SALE 1

SITE IDENTIFICATION	
Name:	Vacant oceanfront site located at Kilometer 49.5, Rosarito, Baja California, México
SITE DESCRIPTION	
Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism hotel/condominium use density
Shape:	Rectangular
Amenities:	None but located along Rosarito-Ensenada corridor
Lot Condition at Sale:	Raw land with a 20,000 square foot welcome building (see comments)
Use at Sale:	Hold for future development (no time frame noted)
Size (Acres):	24
Size (Hectares):	9.7
Amount of Oceanfront (linear meters):	+/- 450
Utilities:	All to Site
Entitlements at Sale:	Fully entitled for a 550 unit condominium project
SALE INFORMATION	
Price: (Offer)	$3,500,000 USD
Sale Terms:	Cash
Closing Date:	Offer made early 2014
Buyer:	Not disclosed
Seller:	Not disclosed (former Trump condo site)
VALUE INDICATORS	
Price/Square Foot:	$3.35 USD
Price/Square Meter:	$36 USD
Price/Front Meter Oceanfront	$7,777 USD
CONFIRMATION:	Not disclosed but party to the transaction

COMMENTS:

The sale is located along the ocean near Rosarito. The owner obtained full entitlements and was under construction to build a 550 unit condominium project flagged by Donald Trump during 2005-2006. However, due to the impact of the recession the project was halted before any significant construction began. Many potential buyers lost their down payment and it was alter realized that the property has title fraud. A 20,000 square foot welcome/sales center was built on site but was given nominal value. The site is near a municipal garbage dump and at times has smell issues. The offer was made in early 2014, however, the buyers were not aware of the title problem. The $3,500,000 offer was based on the assumption that the property has clean title. The buyer intended to hold for future development when the market recovered and based the offer price with a discount for time and risk to hold. The site eventually sold for $2,600,000, but with a clouded title. The discount was based upon the buyer's time and expense to clean the title.




COMP

VACANT LAND SALE 2

SITE IDENTIFICATION	
Name:	Former Club Med site (effectively vacant) site in San Carlos, Sonora, México
SITE DESCRIPTION	
Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism
Shape:	Irregular
Amenities:	None except within San Carlos
Lot Condition at Sale:	Semi-finished parcel
Use at Sale:	Hold for future development (at least three years)
Size (Acres):	50.0
Size (Hectares):	20.2
Amount of Oceanfront (linear meters):	+/- 500
Utilities:	All to Site
Entitlements at Sale:	Fully approved (former use) for hotel use and residential use. New use would need to modify entitlements if higher density is sought
SALE INFORMATION	
Price:	$13,000,000 USD
Sale Terms:	Cash
Closing Date:	Early 2014
Buyer:	Coppell
Seller:	Not disclosed
VALUE INDICATORS	
Price/Square Foot:	$5.97 USD
Price/Square Meter:	$64 USD
Price/Front Meter Oceanfront	$26,000 USD
CONFIRMATION:	Not disclosed but party to the transaction

COMMENTS:

The sale is located within San Carlos, a beachfront community built largely for Americans located just north of Guaymas, Sonora. The site is the former Club Med site that has been closed for many years. The buyer intends to hold for future development unit market conditions improve which is estimated to be at least three years. The site is improved with several old hotel buildings and restaurants, however, no value was given to the improvements.

Within the San Carlos area, we are aware of two other oceanfront site around 15 to 25 acres that have had verbal offers at around $65 per square meter. No official offers have been made, which is why they are not included in this analysis. Nevertheless, these verbal offers support this Club Med site sale price.


COMP
Guaymas
124


COMP
124

VACANT LAND SALE 3

SITE IDENTIFICATION

Name:	Vacant oceanfront site located near San Carlos marina, San Carlos, Sonora, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	General zoning only
Shape:	Rectangular
Amenities:	Area golf course, hotels and restaurants
Lot Condition at Sale:	Vacant parcel
Use at Sale:	Hold for investment
Size (Acres):	7.4
Size (Hectares):	3.0
Amount of Oceanfront (linear meters):	+/- 150
Utilities:	All to Site
Entitlements at Sale:	None

SALE INFORMATION

Price:	$4,900,000 USD
Sale Terms:	Cash
Closing Date:	January 2016
Buyer:	Juan Gabriel

VALUE INDICATORS

Price/Square Foot:	$15.20 USD
Price/Square Meter:	$164 USD
Price/Linear Meter Oceanfront	$32,667 USD

CONFIRMATION: Diane Barroll, agent

COMMENTS:

The oceanfront sale is located within the San Carlos, Sonora area near the marina. The site was purchased to hold for investment. San Carlos is a drive-to market that is a considerable distance south of the U.S. border. The site has a sandy, swimmable beach.


COMP
Maytorena
Guaymas

VACANT LAND SALE 4

SITE IDENTIFICATION

Name:	Vacant oceanfront site located just south of Puerto Nuevo (Ensenada area) along Ensenada-Rosarito corridor, Baja California, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism
Shape:	Rectangular
Amenities:	None but located along Ensenada-Rosarito corridor
Lot Condition at Sale:	Raw land
Use at Sale:	Hold for future development (no time frame noted)
Size (Acres):	5.93
Size (Hectares):	2.8
Amount of Oceanfront (linear meters):	+/- 160
Utilities:	All to Site
Entitlements at Sale:	Partial approvals

SALE INFORMATION

Price: (Offer)	$7,300,000 USD
Sale Terms:	Cash
Closing Date:	February 2016
Buyer:	Not disclosed
Seller:	Not disclosed

VALUE INDICATORS

Price/Square Foot:	$24.18 USD
Price/Square Meter:	$260 USD
Price/Front Meter Oceanfront	$45,625 USD

CONFIRMATION: Not disclosed (broker)

COMMENTS:

The sale is located along the Rosarito-Ensenada corridor near the area known as Puerto Nuevo in the Bay of Descanso. The site has gently sloping topography with beach frontage as well as highway frontage. The site was listed for $7,800,000. The buyer intends to hold the site for future development once the market recovers further.


El descanso
Puerto Nuevo
COMP
Primo Tapia
El Descanso


Rancho Reynoso
COMP
Santamar

VACANT LAND SALE 5

SITE IDENTIFICATION

Name:	Vacant oceanfront site located along main strip in San Carlos, Sonora, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	General zoning only
Shape:	Rectangular
Amenities:	Area golf course, hotels and restaurants
Lot Condition at Sale:	Vacant parcel
Use at Sale:	Hold for investment
Size (Acres):	7.4
Size (Hectares):	3.0
Amount of Oceanfront (linear meters):	+/- 150
Utilities:	All to Site
Entitlements at Sale:	None

SALE INFORMATION

Price:	$6,300,000 USD
Sale Terms:	Cash
Closing Date:	March 2017
Buyer:	Grupo Bours

VALUE INDICATORS

Price/Square Foot:	$19.54 USD
Price/Square Meter:	$210 USD
Price/Linear Meter Oceanfront	$42,000 USD

CONFIRMATION: Grupo Bours

COMMENTS:

The oceanfront sale is located within the San Carlos, Sonora area along the main strip in San Carlos. The site was purchased to hold for investment but with plans for a future condominium project. San Carlos is a drive-to market that is a considerable distance south of the U.S. border. The site has a sandy, swimmable beach.


COMP
Maytorena
Hacienda El Pardo
Empalme
Nuevo Guaymas
Aguila

VACANT LAND LISTING 6

SITE IDENTIFICATION

Name:	Vacant oceanfront site within Ensenada area, near El Descanso, Baja Califomia, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism
Shape:	Rectangular
Amenities:	Area amenities
Lot Condition at Sale:	Raw land
Use at Sale:	Future investment/speculation
Size (Acres):	32.9
Size (Hectares):	13.3
Amount of Oceanfront (linear meters):	+/- 400 meters
Utilities:	All to Site
Entitlements at Sale:	General zoning only

SALE INFORMATION

Price:	$29,925,000 USD
Sale Terms:	Cash
Closing Date:	Current Listing
Buyer:	N/A
Seller:	Not disclosed

VALUE INDICATORS

Price/Square Foot:	$20.90 USD
Price/Square Meter:	$225 USD
Price/Front Meter Oceanfront	$74,813

CONFIRMATION: Hector Bustamante, agent

COMMENTS:

The site is located in the El Descano area in the overall Ensenada area. The site dips down into an arroyo, and not all 13.3 hectares is useable.


Rosarito
Paraiso Motel & Villas
201
Sierra Cipres
1
COMP
El Descanso
Alvarez
Villa del Paraiso
1D
Solano

CBRE

VACANT LAND LISTING 7

SITE IDENTIFICATION	
Name:	Vacant oceanfront site within Ensenada area, near El Descanso, Baja California, México
SITE DESCRIPTION	
Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism
Shape:	Rectangular
Amenities:	Area amenities
Lot Condition at Sale:	Raw land
Use at Sale:	Future investment/speculation
Size (Acres):	4.2
Size (Hectares):	1.7
Amount of Oceanfront (linear meters):	+/- 100 meters
Utilities:	All to Site
Entitlements at Sale:	General zoning only
SALE INFORMATION	
Price:	$5,950,000 USD
Sale Terms:	Cash
Closing Date:	Current Listing
Buyer:	N/A
Seller:	Not disclosed
VALUE INDICATORS	
Price/Square Foot:	$32.52 USD
Price/Square Meter:	$350 USD
Price/Front Meter Oceanfront	$73,889
CONFIRMATION:	Hector Bustamante, agent

COMMENTS:

The site is located in the El Descano area in the overall Ensenada area. The site is located on the northern end of the larger site (Comparable 6).


Rosarito
Paraiso Motel & Villas
Sierra Cipres
COMP
El Descanso
Alvarez
Villa del Paraiso
Solano

VACANT LAND LISTING 8

SITE IDENTIFICATION	
Name:	Vacant oceanfront site located at the south end of downtown Rosarito, Baja California, México
SITE DESCRIPTION	
Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Residential Tourism
Shape:	Generally rectangular
Amenities:	Area amenities
Lot Condition at Sale:	Raw land
Use at Sale:	Future investment/speculation
Size (Acres):	4.7
Size (Hectares):	1.9
Amount of Oceanfront (linear meters):	+/- 90
Utilities:	All to Site
Entitlements at Sale:	General zoning only
SALE INFORMATION	
Price:	$6,650,000 USD
Sale Terms:	Cash
Closing Date:	Current Listing
Buyer:	N/A
Seller:	Not disclosed
VALUE INDICATORS	
Price/Square Foot:	$32.52 USD
Price/Square Meter:	$350 USD
Price/Front Meter Oceanfront	$73,889 USD
CONFIRMATION:	RE/MAX Rosarito, agent

COMMENTS:

The site is located adjacent to the 7-11 on the south end of downtown Rosarito. Some lot padding has been done for a proposed single-family development.


Rosarito
Rosarito
COMP
1D

DISCUSSION/ANALYSIS OF LAND SALES

Property Rights

This adjustment characteristic considers differences in the rights transferred. All of the comparable properties represent transfers of fee simple interest; therefore, no adjustments were applied for this characteristic.

Financing Terms

This adjustment characteristic considers financing terms and conditions and whether these terms offered a favorable or unfavorable position for the buyer. The financing terms for each of the comparables were compared to standard market financing terms for speculative land tracts. All of the comparables illustrated financing terms within the market range or they were acquired for cash. Based on a review of the comparable data, it is my opinion that cash sales do not offer any advantage or disadvantage in pricing to buyers in this market. Therefore, no adjustments were applied to the comparables for financing terms.

Conditions of Sale

Adjustments for this characteristic consider extraordinary buyer and/or seller motivations. Examples would include assemblage or distressed sales due to bankruptcy. All of the comparables utilized in this analysis were reported to be arms length transactions with typically motivated and well informed buyers and sellers. Comparables 5 through 8 are listings and not closed transactions as properties do not generally sell at full list price. It is relatively inexpensive to hold vacant land in México and some sellers would rather hold out for a higher price awaiting improvement in market conditions rather than sell if their desired price is not being achieved.

The listings were utilized due to the limited amount of closed transactions in the subject area. While full price offers have been evident in the market, in discussions with the listing agents and our analysis of the listed prices in comparison with closed transaction market data, some comparables are priced above current market comparisons and were adjusted downward. Greater weight is given to the closed transactions which reflect the actions of market participants for similar parcels.

Market Conditions

Market perception and overall economic conditions can cause considerable fluctuations in real estate over a given time period. This adjustment characteristic addresses differences in the subject's market occurring between the effective date of appraisal and the sale dates of the comparable properties.

As the market analysis indicates, the sales volume and prices have increased over the past 12 months though not at a significant enough rate to put upward pressure on vacant land parcels and no

adjustments are warranted. In competing markets, such as San Carlos, market conditions are stable and no adjustments are warranted.

SUMMARY OF ADJUSTMENTS

Based on our comparative analysis, the following chart summarizes the adjustments warranted to each comparable.

SALES ADJUSTMENT GRID									
Comparable Number	1	2	3	4	5	6	7	8	Subject
Transaction Type	Offer	Sale	Sale	Sale	Listing	Listing	Listing	Listing	---
Transaction Date	Jan-14	Mar-14	Jan-16	Feb-16	Mar-17	Current	Current	Current	---
Land Area (Acres)	24.0	50.0	7.4	6.9	7.4	32.9	4.2	4.7	17.30
Land Area (Hectares)	9.7	20.2	3.0	2.8	3.0	13.3	1.7	1.9	7.00
Oceanfront (Lin. Mtrs.)	450	500	150	160	150	400	100	90	250
Zoning	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism	Residential Tourism
Utilities	All to Site	All to Site	All to Site	All to Site	All to Site	All to Site	All to Site	All to Site	Assumed All to Site
Entitlements	Fully approved / Clouded title	Zoning only	Zoning only	Zoning only	Zoning only	Zoning only	Zoning only	Zoning only	Zoning only
Actual Sale Price	$3,500,000	$13,000,000	$4,900,000	$7,300,000	$6,300,000	$29,925,000	$5,950,000	$6,650,000	---
Price Per Square Foot	$3.35	$5.97	$15.20	$24.18	$19.54	$20.90	$32.52	$32.52	---
Price Per Square Meter	$36	$64	$164	$260	$210	$225	$350	$350	---
Adj. Price Per SF	$3.35	$5.97	$15.20	$24.18	$19.54	$20.90	$32.52	$32.52	
Property Rights Conveyed	0%	0%	0%	0%	0%	0%	0%	0%	
Financing Terms [1]	0%	0%	0%	0%	0%	0%	0%	0%	
Conditions of Sale	0%	0%	0%	0%	0%	-20%	-20%	-20%	
Market Conditions (Time)	0%	0%	0%	0%	0%	0%	0%	0%	
Subtotal - Price Per SF	$3.35	$5.97	$15.20	$24.18	$19.54	$16.72	$26.01	$26.01	
Location	-10%	-5%	-5%	-10%	-5%	-10%	-10%	-10%	
Size	0%	15%	-10%	-10%	-10%	10%	-15%	-15%	
Access	-5%	-5%	-5%	-5%	-5%	-5%	-5%	-5%	
Oceanfront (Ratio)	-5%	5%	-10%	-10%	-10%	0%	-10%	-10%	
Oceanview (quality)	0%	0%	0%	0%	0%	0%	0%	0%	
Infrastructure/Utilities	0%	0%	0%	0%	0%	0%	0%	0%	
Zoning/Entitlements	0%	0%	0%	0%	0%	0%	0%	0%	
Total Other Adjustments	-20%	10%	-30%	-35%	-30%	-5%	-40%	-40%	Average
Indicated Value Per Sq. Mtr.	**$29**	**$71**	**$114**	**$169**	**$147**	**$171**	**$168**	**$168**	**$130**
Indicated Value Per SF	**$2.68**	**$6.57**	**$10.64**	**$15.72**	**$13.68**	**$15.89**	**$15.61**	**$15.61**	**$12.05**

[1] Transaction amount adjusted for cash equivalency (where applicable)

Compiled by CBRE

After adjustments, the majority of comparables indicates a wide range, due to the relative scarcity of good comparables, of $71 to $171 per square meter ($6.57 to $15.89 per square foot), with an average of $130 per square meter ($12.05 per square foot). Based on analysis of comparable market data, and considering all factors, a price per square meter/foot indication near the average of the indicated range was most appropriate for the subject.

The following table presents the valuation conclusion:

SALES COMPARISON APPROACH

Total Sq. Meters	X	Value Per SF	=	Value
70,000	X	$120.00	=	$8,400,000
70,000	X	$140.00	=	$9,800,000

VALUE CONCLUSION	
Value Indication	**$9,000,000**
Value Per Square Meter	**$129**
Value Per Square Foot	**$11.95**

Compiled by CBRE

PRICING CONCLUSIONS

The prior valuations indicate lot and parcel pricing as follows, which will be utilized in our DCF analysis.

Projected Density and Lot Sizes - Proposed Subject						
Lot Type	Number of Lots	Lot Size (Sq. Mtrs.)	Lot Size (SF)	Ocean frontage (meters)	View	Concluded Price $USD
Oceanfront	130	1,500	16,150	50	Excellent	$250,000
Oceanview - 2nd row	130	1,500	16,150	---	Very Good	$145,000
Oceanview 3rd row	130	1,500	16,150	---	Good	$125,000
Total/Average	**390**	**1,500**	**16,150**	**50**	**Wt. Average**	**$175,000**
CBRE Compiled						

Projected Hotel Parcel - Proposed Subject					
Lot Type	Number of Parcels	Lot Size (Hectares)	Lot Size (Acres)	Ocean frontage (meters)	Concluded Price $USD
Oceanfront Parcel	1.0	7.0	17.3	250	**$9,000,000**
CBRE Compiled					

ABSORPTION FORECAST FOR THE HYPOTHETICAL SUBJECT DEVELOPMENT

The absorption projections are estimated for a hypothetical typical single-family development with good infrastructure and good amenities at the subject. Projections are based upon sales volumes of single-family lots sales in The Rosarito-Ensenada markets with data from similar drive-to markets of San Carlos and Puerto Peñasco.

According to primary research, as there is no reliable multiple-listing service, within the Rosarito-Ensenada area, lot sales in the $100,000 to $500,000 range from 20 to 40 for the area over the past few years. As a comparison, in Puerto Peñasco re-sale lot sales have been between 20 and 30 over the past few years. However, new developments in Puerto Peñasco have sold as much as 55 lots per year over 2017 for lots in the subject price point range. In San Carlos, lot sales are between 10 and 20 per year.

Conclusion

Absorption rates have steadily increased since 2014 which is further supported in our market analysis section. Sales of built product such as condominiums and homes have also been increasing over the past two years and average prices have increased, as shown in the market analysis section. Fire or distress sales are no longer evident and the disparity between seller's list prices and buyer's offers is lessening.

The upper limit for the subject would be 20 to 30 as this is the lot sale volume for the entire area. However, there are limited available good quality oceanfront lots in the area which limits absorption. Given the subject will be new and well planned lots in a master-planned community, gives it a completive advantage. The lower limit would be San Carlos, at 10 to 20 per year, which is an inferior community in terms of sales volume. As the subject development establishes its credibility in the marketplace, and as the area continues to increase in demand, absorption will increase.

Our absorption projection assumes that the subject lots are finished and ready for immediate retail sale to third party retail buyers and that building permits can be obtained.

Therefore, we project an absorption rate for the subject's lots as follows:

Absorption - Proposed Subject Residential Lots

	Projected									
Year	1	2	3	4	5	6	7	8	9	10
Residential Sales	25	35	40	40	40	40	40	40	45	45

CBRE Compiled

In addition, to help jump start sales at the development, the hotel parcel will need to sell in Year 1 to help bring potential buyers to the area.

MARKET CONDITIONS FORECAST

The Rosarito-Ensenada market is increasing in demand and good quality oceanfront and near oceanfront lots are not abundant. We project a 5% annual price increase which is slightly above inflation over the remaining sell-out. This is generally consistent with the views of market participants.

EXPENSE FORECAST

Construction – Lots, Infrastructure, Amenities

For this part of the analysis we are assuming all subject lots are finished and ready for immediate retail sale to third party retail buyers. We will account for the lot development costs in the discounted cash flow analysis to arrive at the as is value.

To project costs, we obtained reliable information from noted developer's in competitive resort areas which we will use to project development costs at a hypothetical single-family lot development project at the subject. Due to confidentially reasons, the names of these developments cannot be disclosed.

We obtained planned costs for a proposed development in Ensenada. Costs for a single-family development which include infrastructure and other site preparation costs, but excludes amenities cost

was about $182,000 per lot. The terrain is far more difficult than the subject and would be an upper limit for the subject.

Within smaller resort communities in Mexico such as La Paz, Manzanillo, and others, development costs of subdivisions with lesser quality range between $30,000 to $50,000 per lot.

In Southern California, for similar quality subdivisions, development costs are around $40,000 per lot. While material costs are a bit higher in the Ensenada area due to transportation, labor costs are lower. Thus, Southern California costs would be somewhat comparable.

Based upon a typical development, the subject is most similar to the projects in the lower to middle of the range. We have utilized the lower to middle of this range, or about $40,000 per lot. This would include the added cost of transportation and labor camps. This also included soft costs, such as development approvals, engineering, and permits. Given that the subject is large in size, the site can be developed in phases. The lot development costs, therefore, are staggered throughout the life of the development.

In addition, the subject is proposed to have a golf course, beach club, walking paths, etc.

According to primary research and interviews with golf course consultants, typical development costs of golf courses can range between $6,000,000 and $20,000,000 depending on the terrain location, quality, and designer. The planned Ensenada community has costs of about $11,000,000 but has a steeper terrain and would be an upper limit for the subject. We have used about $8,000,000 for the planned subject golf course. In addition, we have added another $1,000,000 for the beach club, walking paths, and common areas. The golf course can take up to two years to build, which is reflected in the DCF.

Last, the subject does not have entitlements. The cost of gaining entitlement varies, however, based upon primary research, we have utilized a cost of $500,000, which is allocated to Year 1 as this is needed to be in place prior to sales.

The client has provided some initial estimates. These include $5,000 - $10,000 per lot for lot development costs, which appears low. For entitlements, they estimate $650,000, which is generally in-line. Last, golf course and clubhouse costs are estimated at $10,000,000, which are also generally in-line with market data.

It should be noted that the above costs are based upon primary research. Given the subject does not have actual budget costs, we assume that the market typical costs would apply. We reserve the right to alter our opinion of value if additional information is provided which differs from what was provided herein.

Construction Cost Increases

According to government statistics, the forecasted inflation rate is about 3% over the next few years. Cost increases in the U.S. are generally from 2% to 4%. An annual inflation factor of 3% has been used in our analysis.

Marketing And Sales

The marketing and sales expense primarily consists of commissions paid to on-site sales representatives, closing costs, and marketing expenses (brochures, advertisements, signs, etc.). The estimated sales and marketing expenses of second home residential projects in Rosarito-Ensenada beach resort areas is generally between 6.0% to 10.0%. Our U.S. survey ranged from 3.0% to 7.0%. For the purposes of our analysis, we have estimated that the overall costs will be 7.0% of gross sales.

General And Administrative

The general and administrative expense consists of expenses related to administration, accounting and legal expenses of monitoring the sales program on behalf of the passive investor/developer. Actual data and interviews show that a typical general and administrative expense ranged from 2.0% to 4.0% percent of gross sales. We have utilized a 2.0% general and administrative expense in our discounted cash flow.

Property Taxes

Property taxes are very low in Mexico. The Mexican government keeps rates low to incentivize developers and buyers. We have projected an annual property tax within the annual HOA assessment.

HOA

Homeowner's (HOA) fees are typical and help offset golf course maintenance costs, as well as other amenities cost. We have projected $500 per lot per year as the developer's cost for standing lot inventory.

DISCOUNT RATE

Estimation of the appropriate discount rate of return to be applied during the absorption period of a high-end residential development is an important task. This type of investment is not widely transferred in the marketplace. As an investment, it typically represents a more risky investment vehicle than traditional institutional quality real estate.

It should be noted that market participants underwriting new master-planned and PUD developments typically do not segregate profit and the discount rate. Rather, they focus on the overall internal rate

of return. Discount rates are not readily available in México. Primary research of México beach resort developers are generally concurrent with U.S. developers. Both the U.S. and México development markets are seeing recovery. Los Cabos is seeing strong growth in the tourist market.

We have considered the 2nd quarter 2017 PWC survey in selecting an appropriate IRR for the subject. The results of this survey are presented by PWC as follows:

Exhibit DL-1

DISCOUNT RATES (IRRS)[a]

Second Quarter 2017

	CURRENT QUARTER	FOURTH QUARTER 2016
FREE & CLEAR		
Range	10.00% – 20.00%	10.00% – 20.00%
Average	16.00%	15.50%
Change		+ 50

a. Rate on unleveraged, all-cash transactions; including developer's profit

The results of the three investor surveys are summarized as follows:

CBRE –	20% to 30%
PWC –	10% to 20%
México developers/lenders –	15% to 30%

Risk is comprised of several varying factors that weigh on the potential success of a proposed development. Location, density, price point, etc. all contribute to the likelihood of success or risk of a proposed development. The following analysis is based upon discussions and interviews with builders, developers, agents, and architects in México as well as our analysis of various resort developments around México and their performance based on these factors. We have seen successful developments in tough times and poor developments in good times and have thus utilized the characteristics of all of these developments in this analysis. The following chart indicates the risk rate of the subject based on this technique.

RISK RATE ANALYSIS			
Risk Factor	Subject Position	Subject Rating	
Product Type	Residential	Low	1
Product Quality	Good	Low	1
Product Pricing	+/- $172,000 average	Low	1
Product Demand	Sufficient	Moderate	2
Location	South of Ensenada	High	3
Density	Low	Low	1
Property Condition	Proposed	High	3
Project Amenities	Golf/Beach Club, etc.	Low	1
Quality of Oceanview	Partial to Good	Moderate	2
Absorption timeline	10 years	High	3
Market maturity	Established	Moderate	2
Availability of Financing	Minimal	Moderate	2
Overall Risk Conclusion		**Low**	**1.8**
Compiled by CBRE			

The subject is gauged to be in the middle of moderate risk rate based on these factors.

Based upon the preceding information regarding risk rates and our many appraisals and feasibility studies we have conducted in Latin America (primarily Mexico resort areas) over the past 10 years, the following assigns the risk rating to actual discount rates.

DISCOUNT RATE MATRIX		
Risk	Range	
Low	15% to 20%	1 to 1.5
Moderate	20% to 25%	1.5 to 2
High	25% to 30%	2 to 3
Compiled by CBRE		

Low risk projects would be a good quality existing single-family development in an established market. Moderate risk projects would be a proposed good quality single-family development with entitlements in place. A high risk project would be a proposed low quality single-family development with no entitlements in place.

The subject is located south of an established market that is increasing in demand.

Based on the moderate level of risk in the subject proposed project, and the ranges previously discussed, we have used a 22.5% discount rate in the following cash flow analyses. Local market participants note that developers are anticipating a 15.0% - 25.0% return.

The discounted cash flow (DCF) is presented on the following page.

SUBDIVISION ANALYSIS CONCLUSION - MARKET VALUE "AS IS"

The computer-generated discounted cash flow and our value conclusion via this approach is presented at the end of this section.

DISCOUNTED CASH FLOW

Summary of Input Items
Yield Analysis

Annual Sales Rate =	Varies
Closings Occur 6 Mos. After Contract	
No. of Lots in Project =	380
Expense Inflation Rate =	3.0%
Annual Lot Price Inflation Rate =	5.0%
Lot Wtd. Avg. Price=	$175,000
Per Lot Dev. Costs =	$40,000
Marketing & Advertising Costs Per Lot =	7%
Admin. & Overhead Costs Per Lot =	2%
HOA Fees	$500

ABSORPTION SCHEDULE

	1st Year	2nd Year	3rd Year	4th Year	5th Year	6th Year	7th Year	8th Year	9th Year	10th Year	Totals
Lot Sale Contracts Phase I	25	35	40	40	40	40	40	40	40	40	380
Escrow Closings Phase I	25	35	40	40	40	40	40	40	40	40	380
Lot Sale Contracts Phase II	0	0	0	0	0	0	0	0	0	0	0
Escrow Closings Phase II	0	0	0	0	0	0	0	0	0	0	0
Beg. Improved Lot Inventory	380	355	320	280	240	200	160	120	80	40	
Ending Improved Lot Inventory	355	320	280	240	200	160	120	80	40	0	

CASH FLOW SPREADSHEET
"As Is" Market Value

	1st Year	2nd Year	3rd Year	4th Year	5th Year	6th Year	7th Year	8th Year	9th Year	10th Year	Totals
Sources of Revenue											
Income From Lot Sales Phase I	$4,375,000	$6,431,250	$7,717,500	$8,103,375	$8,508,544	$8,933,971	$9,380,669	$9,849,703	$10,342,188	$10,859,298	$84,501,498
Income from Hotel/Condo Parcels	$8,000,000	$0	$0	$0	$0	$0	$0	$0	$0	$0	$8,000,000
Total Revenues	$12,375,000	$6,431,250	$7,717,500	$8,103,375	$8,508,544	$8,933,971	$9,380,669	$9,849,703	$10,342,188	$10,859,298	$92,501,498
Development Costs	$7,400,000	$6,100,000	$1,600,000	$1,600,000	$1,600,000	$1,600,000	$1,600,000	$1,600,000	$1,600,000	$0	$24,700,000
Residual Lot Cash Flows	$4,975,000	$331,250	$6,117,500	$6,503,375	$6,908,544	$7,333,971	$7,780,669	$8,249,703	$8,742,188	$10,859,298	$67,801,498
Total Project Costs											
Marketing/Advertising Cost	$866,250	$450,188	$540,225	$567,236	$595,598	$625,378	$656,647	$689,479	$723,953	$760,151	$6,475,105
Admin. & Overhead Cost	$247,500	$128,625	$154,350	$162,068	$170,171	$178,679	$187,613	$196,994	$206,844	$217,186	$1,850,030
HOA Fees (Subsidies)	165,000	152,500	135,000	115,000	95,000	75,000	55,000	35,000	15,000	(5,000)	787,500
Total Project Costs	$1,278,750	$731,313	$829,575	$844,304	$860,769	$879,057	$899,260	$921,473	$945,797	$972,337	$9,112,635
Residual Project Cash Flows	$3,696,250	($400,063)	$5,287,925	$5,659,071	$6,047,775	$6,454,914	$6,881,409	$7,328,230	$7,796,391	$9,886,961	$58,688,863
Net Cash Flow After Profit	$3,696,250	($400,063)	$5,287,925	$5,659,071	$6,047,775	$6,454,914	$6,881,409	$7,328,230	$7,796,391	$9,886,961	$58,688,863

Net Present Value of Cash Flows @ 22.5%	$17,909,658
Rounded To:	**$18,000,000**
or	$47,368 per lot

CBRE

Land Sales Comparison Approach

As mentioned earlier, the subject site encompasses 2,103 hectares. Given the large site area, the entire site would not be developed. The oceanfront portion would be developed as a residential oceanfront community, while the remaining area would be kept as open space. Based upon the calculations in this section, the area for the residential sales would encompass about 303 hectares, leaving the remaining 1,800 hectares to be sellable/valued as open space/ranch land that can be used for an amenity area for the development such as hiking, horseback riding, ATV riding, etc. This enhances the overall development and helps to increase lot sales velocity and pricing.

The following values the remaining 1,800 hectares. The sales are from Mexico resort areas throughout the country and are considered the best available data. While we researched we could not find any large land sales or listings in the Baja California area that were comparable to the subject. Therefore, we expanded our search to other Mexico resort areas.

A detailed description of each transaction is included below.

CBRE | LAND SALE COMPARABLES MAP


Bakersfield
Los Angeles
Long Beach
San Diego
Tijuana
Mexicali
ARIZONA
Phoenix
Mesa
Tucson
Gila National Forest
Albuquerque
NEW MEXICO
Las Cruces
El Paso
Lubbock
Amarillo
Midland
Odessa
Nogales
BAJA CALIFORNIA
SONORA
Hermosillo
CHIHUAHUA
Chihuahua
Delicias
COAHUILA
Reserva de la Biosfera El Vizcaino
Ciudad Obregón
Navojoa
Parral
Loreto
Los Mochis
SINALOA
Culiacán
BAJA CALIFORNIA SUR
DURANGO
Durango
Mazatlán
Google
Subject
Land Sale 1
Land Sale 2
Land Sale 3
Land Sale 4
Land Sale 5

SUMMARY OF COMPARABLE LAND SALES

No.	Name	Transaction Type	Transaction Date	Land (Acres)	Land (Hectares)	Oceanfront (Lin. Mtrs.)	Zoning	Utilities	Entitlements	Actual Sale Price [1]	Price Per Acre	Price Hectare	Price Per Lin. Mtr. Oceanfront
1	Todos Santos Near KM 36, Highway 1, North of Todos Santos, BCS, Mexico	Sale	2010	400	162	1,157	Rural	All within 1 KM	None	$12,150,000	$30,375	$75,057	$10,501
2	Cabo Cortez Approximately 55 kilometers northeast of San Jose del Cabo, near Cabo Pulmo, BCS, Mexico	Sale	2014	9,424	3,814	7,000	Residential Tourism (low density)	All nearby	None	$50,000,000	$5,305	$13,110	$7,143
3	Bahia de Los Suenos Approximately 50 kilometers southeast of La Paz, BCS, Mexico	Offer	2012	2,700	1,093	5,000	Residential Tourism	All to site	Fully approved for master-planned project	$20,000,000	$7,407	$18,304	$4,000
4	Vinoramas East Cape, north of Los Cabos, BCS, Mexico	Sale	2017	4,530	1,833	2,300	Residential Tourism	Future on-site	General Tourism	$10,000,000	$2,208	$5,455	$4,348
5	Piedras Bolsas East Cape, north of Los Cabos, BCS, Mexico	Sale	2017	2,215	896	1,750	Residential Tourism	Future on-site	Fully approved for master-planned project	$5,500,000	$2,483	$6,136	$3,143
6	Puerto Penasco Area (Black Mountain) 8 KM north of Puerto Peñasco, Sonora, Mexico	Listing	Current	525	212	991	Rural	Future on-site	None	$20,168,057	$38,446	$95,000	$20,351
7	La Paz Area 60 miles north of La Paz, Baja California Sur, Mexico	Listing	Current	4,243	1,717	6,290	Rural	Future on-site	None	$39,491,000	$9,308	$23,000	$6,278
Subj. Pro Forma	Cielo Mar, El Rosario, State of Baja California (Estado de Baja California), Mexico	---	---	4,448	1,800	0	Rural	Future on-site	None	---	---	---	---

[1] Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable)

Compiled by CBRE

VACANT LAND SALE NO. 1

SITE IDENTIFICATION	
Name:	Todos Santos Area
Location:	Located a few kilometers north of Todos Santos, Baja California Sur, México
SITE DESCRIPTION	
Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Rural
Shape:	Rectangular
Area Amenities:	Nearest is Todos Santos, then Los Cabos
Condition at Sale:	Raw Land
Use at Sale:	Use for mining operation
Size (Acres):	400
Size (Hectares):	162
Amount of Oceanfront (linear meters):	+/- 1,157
Utilities:	All within 1 KM
Entitlements at Sale:	None
SALE INFORMATION	
Price:	$12,150,000 USD
Sale Terms:	Cash
Closing Date:	2010
Buyer:	Vista Gold Corporation
Seller:	Ejido
VALUE INDICATORS	
Price/Acre:	$30,375 USD
Price/Hectare:	$75,057 USD
Price/ Linear Meter Oceanfront	$10,501 USD
CONFIRMATION:	Nicholas Fong, agent

COMMENTS:

The sale is located just north of Todos Santos. The site was purchased by Vista Gold Corporation, a strip mining company based in the United States. The site was purchased to extract water from the ocean for its mining operation east of the site in the Sierra de La Laguna mountains. The site was purchased from an ejido, which means it would take several years for a developer to obtain private and clear title and development permits.


COMP
Todos los Santos

VACANT LAND SALE NO. 2

SITE IDENTIFICATION

Name:	Cabo Cortes
Location:	Located approximately 55 kilometers north of San Jose del Cabo, near La Ribera, Baja California Sur, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	Rural (ecological restricted to very low density)
Shape:	Irregular
Area Amenities:	Nearest is Los Barilles, then Los Cabos
Condition at Sale:	Raw Land
Use at Sale:	Hold for Future Development
Size (Acres):	9,424
Size (Hectares):	3,814
Amount of Oceanfront (linear meters):	+/- 7,000
Utilities:	All nearby
Entitlements at Sale:	None (see comments)

SALE INFORMATION

Price:	$50,000,000 USD
Sale Terms:	Cash
Closing Date:	2014
Buyer:	Sansong Beijing International Trade Group
Seller:	Hansa Urbana

VALUE INDICATORS

Price/Acre:	$5,305 USD
Price/Hectare:	$18,304 USD
Price/ Linear Meter Oceanfront	$10,533 USD

CONFIRMATION: Alfonso Pulido, consultant

COMMENTS:

The sale is located about an hour north of San Jose del Cabo. Sansong Beijing International Trade Group purchased the site as part of a joint venture with Hansa Urbana who still retains control and some ownership. The sale was utilized as it represents a sale of a vacant oceanfront parcel in a rural location with low density zoning. Originally, Cabo Cortes was approved for a high density development; however, SEMARNAT, the Mexican government environmental authority revoked its approvals. In 2014, the revocation was overturned by the Mexican president; however, full approvals have yet to be reinstated. The purchase price represents an investment into the potential for the approvals to be reinstated; though, the low price warrants the huge risk that the approvals will not be reinstated.


Los Barriles
Santiago Canyon
Soledad Canyon
COMP
Pulmo Canyon
Saltito Canyon
Salado Canyon
Los Cabos
San José del Cabo
© 2015 INEGI
Image Landsat
Data SIO, NOAA, U.S. Navy, NGA, GEBCO
Data LDEO-Columbia, NSF, NOAA

VACANT LAND OFFER NO. 3

SITE IDENTIFICATION

Name:	Bahia de Los Suenos (portion)
Location:	Located approximately 50 kilometers southeast of La Paz, Baja California Sur, México

SITE DESCRIPTION

Topography at Sale:	Rolling to hilly, sloping to ocean
Zoning at Sale:	Residential Tourism
Shape:	Irregular
Area Amenities:	On site: golf, restaurant, access to private airstrip; nearest other amenities is La Paz, then Los Cabos
Condition at Sale:	Developing master-planned community with infrastructure and amenities. The site that sold is undeveloped with all available utilities
Use at Sale:	Master-planned community
Size (Acres):	2,700
Size (Hectares):	1,093
Amount of Oceanfront (linear meters):	+/- 5,000 (includes both rocky and sandy ocean frontage)
Utilities:	All to site
Entitlements at Sale:	Approved for 600 single-family units

SALE INFORMATION

Price:	$20,000,000 USD
Sale Terms:	Cash
Closing Date:	Accepted offer in June 2012, but never closed
Buyer:	Not disclosed
Seller:	PCS Development

VALUE INDICATORS

Price/Acre:	$7,407 USD
Price/Hectare:	$18,304 USD
Price/Linear Meter Oceanfront:	$4,000 USD

CONFIRMATION: Paul Jennings, partner

COMMENTS:

The sale is a portion of the existing Bahia de Los Suenos (Bay of Dreams) master-planned community, located approximately 50 kilometers southeast of downtown La Paz along the Sea of Cortez. Up until the recession, Bay of Dreams was one of the most successful rural area developments in the region. However, partnership problems among the developer and some over pricing of lots led to bankruptcy in 2010. According to Paul Jennings, a partner in the development, a portion of Bay of Dreams, approximately 2,700-acre representing about 600 single-family paper lots was in escrow in 2012 for about $20,000,000 USD. About 1,000 acre of this amount is fully entitled and developable and includes ocean. The offer was accepted, however, the sale never closed due to unknown reasons on the part of the buyer.


La Paz, Baja California Sur, Mexico
1
286
COMP

VACANT LAND SALE NO. 4

SITE IDENTIFICATION

Name:	Vinoramas
Location:	Located approximately 30 kilometers north of San Jose del Cabo, East Cape, Baja California Sur, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	General tourism
Shape:	Irregular
Area Amenities:	Nearest is Los Barilles, then Los Cabos
Condition at Sale:	Raw Land
Use at Sale:	Hold for Future Development
Size (Acres):	4,530
Size (Hectares):	1,833
Amount of Oceanfront (linear meters):	+/- 2,300
Utilities:	Future on-site
Entitlements at Sale:	Partial approvals

SALE INFORMATION

Price:	$10,000,000 USD
Sale Terms:	Cash
Closing Date:	2017
Buyer:	N/A
Seller:	N/A

VALUE INDICATORS

Price/Acre:	$2,208 USD
Price/Hectare:	$5,455 USD
Price/ Linear Meter Oceanfront	$4,348 USD

CONFIRMATION: Christian Lega, consultant

COMMENTS:

The sale is located about an hour north of San Jose del Cabo along the East Cape. The site has some State approvals and has a nice, swimmable beach area.


El Pescadero
San Rafael
COMP
VINORAMAS
LOT
La Tinaja
San Jose del Cabo
Cabo San Lucas

VACANT LAND SALE NO. 5

SITE IDENTIFICATION

Name:	Piedras Bolsas
Location:	Located approximately 48 kilometers north of San Jose del Cabo, East Cape, Baja California Sur, México

SITE DESCRIPTION

Topography at Sale:	Gently Sloping to Ocean
Zoning at Sale:	General tourism
Shape:	Irregular
Area Amenities:	Nearest is Los Barilles, then Los Cabos
Condition at Sale:	Raw Land
Use at Sale:	Hold for Future Development
Size (Acres):	2,215
Size (Hectares):	896
Amount of Oceanfront (linear meters):	+/- 1,750
Utilities:	Future on-site
Entitlements at Sale:	Full approvals for development

SALE INFORMATION

Price:	$5,500,000 USD
Sale Terms:	Cash
Closing Date:	2017
Buyer:	N/A
Seller:	N/A

VALUE INDICATORS

Price/Acre:	$2,483 USD
Price/Hectare:	$6,136 USD
Price/ Linear Meter Oceanfront	$3,143 USD

CONFIRMATION:

Christian Lega, consultant

COMMENTS:

The sale is located about an hour north of San Jose del Cabo along the East Cape. The site has some State approvals and has a nice, swimmable beach area. The site has full development approvals, however, there were title problems at the time of sale.


COMP
PIEDRA BOLAS
El Pescadero
San Rafael
San José del Cabo
Cabo San Lucas

VACANT LAND LISTING NO. 6

SITE IDENTIFICATION	
Name:	Puerto Peñasco
Location:	Located just north of Puerto Peñasco (Near Laguna Shores), Sonora, México
SITE DESCRIPTION	
Topography at Sale:	Generally flat
Zoning at Sale:	Residential Tourism
Shape:	Irregular
Area Amenities:	Golf, Hotels within Puerto Peñasco
Lot Condition at Sale:	Raw Land
at Sale:	Vacant Land
Size (Acres):	525
Size (Hectares):	212
Amount of Oceanfront (linear meters):	991
Utilities:	Future on-site
Entitlements at Sale:	None
SALE INFORMATION	
Price:	$20,168,057 USD
Sale Terms:	Current Listing
Buyer:	N/A
Seller:	N/A
VALUE INDICATORS	
Price/Acre:	$38,446 USD
Price/Hectare:	$95,000 USD
Price/ Linear Meter Oceanfront	$20,351 USD
CONFIRMATION:	Maria Alemany, agent – Rocky Point Invest

COMMENTS:

The listing is located north of downtown Puerto Peñasco near Laguna Shores and the Black Mountain area. The immediate area is vacant land near the highway with relative close proximity to the master-planned communities of Laguna Shores and Laguna del Mar. The oceanfront is along the estuary and is subject to tide changes that can pull the ocean back several hundred feet leaving the black bottom ocean floor exposed for periods of the day. While there are some benefits to the tide changes, the low tide can be less attractive and less appealing. The site has dirt roads but has electricity relatively close as well as well water or possible desalination and on-site waste water treatment.


COMP
Sonoyta
La Choya
Puerto Peñasco
8
De Marua
Playa Encanto
37

CBRE

VACANT LAND LISTING NO. 7

SITE IDENTIFICATION

Name:	La Paz Area
Location:	Located 60 miles north of La Paz, Baja California, México

SITE DESCRIPTION

Topography at Sale:	Generally flat
Zoning at Sale:	Rural
Shape:	Irregular
Area Amenities:	None but near La Paz
Condition at Sale:	Raw Land
Use at Sale:	Vacant Land
Size (Acres):	4,243
Size (Hectares):	1,717
Amount of Oceanfront (linear meters):	6,290
Utilities:	Future on-site
Entitlements at Sale:	None

SALE INFORMATION

Price:	$39,491,000 USD
Sale Terms:	Current Listing
Buyer:	N/A
Seller:	N/A

VALUE INDICATORS

Price/Acre:	$9,308 USD
Price/Hectare:	$23,000 USD
Price/ Linear Meter Oceanfront	$6,278 USD

CONFIRMATION: Leon Saenz, agent – LastRock Real Estate

COMMENTS:

The listing is located 60 miles north of downtown La Paz in a fishing village area. Access is currently via boat, or 4X4 vehicle.


Ciudad Insurgentes
Adolfo López Mateos
BAJA CALIFORNIA SUR
San Evaristo
COMP
Puerto San Carlos
Puerto Cortés
Puerto Chale
La Paz
El Centenario
La Ventana

Basis For Adjustments

A fundamental component of real estate valuation involves identifying and quantifying differences between comparable properties and the subject. In a structured analysis, these differences are known as elements of comparison. Elements of comparison are defined as the primary characteristics of a property (and its sale transaction) that cause prices to vary. These elements are considered and compared to the subjects for possible adjustments. Our survey and analysis of the subdivisions indicates that several factors affected their ultimate purchase price. Although we attempted to identify and quantify each of these factors, the number of comparables available does not allow for "textbook" use of paired sales. The nine common elements of comparison that are always considered are presented below.

1. Property rights conveyed
2. Financing terms
3. Conditions of sale
4. Market conditions
5. Location
6. Physical characteristics
7. Economic characteristics
8. Use
9. Non-realty components of value

The summary discussion below outlines the quantitative adjustments required for each comparable and the following paragraphs discuss each of the adjustments discussed herein.

Property Rights Conveyed

This adjustment considers the differences in the legal estate (interest) conveyed in a given sales transaction. The interest transferred can reflect a variety of rights that may affect the value of a property. The interest transferred is generally fee simple estates which are conveyed in a long term Mexican trust that gives all fee simple rights. Fee simple estates are the highest form of ownership.

All comparables involved the transfer of the fee simple estate equivalent ownership, or were listed properties, and no adjustments are required.

Financing Terms

Financing affects real estate values as the availability of financing helps determine the demand for real estate. In most cases, the cost and availability of financing have an inverse relationship; high interest rates or limited availability of financing are usually accompanied by a decrease in the demand for credit and/or real estate. This element is particularly significant in sales involving non-market and/or seller financing. All of the sales were purchased for cash and did not require any adjustments.

Conditions of Sale

Adjustments for this characteristic consider extraordinary buyer and/or seller motivations. Examples would include assemblage or distressed sales due to bankruptcy. All of the comparables utilized in

this analysis were reported to be arms length transactions with typically motivated and well informed buyers and sellers. Comparables 4 and 5 are listings and not closed transactions. While full price offers have been evident in the market, in discussions with the listing agents, properties do not generally sell at full list price and these comparable listings were adjusted downward as the properties have been on the market for some time. It is relatively inexpensive to hold vacant land in México and some sellers would rather hold out for a higher price awaiting improvement in market conditions rather than sell if their desired price is not being achieved.

Market Conditions

Market perception and overall economic conditions can cause considerable fluctuations in real estate over a given time period. This adjustment characteristic addresses differences in the subject's market occurring between the effective date of appraisal and the sale dates of the comparable properties.

The market has recovered from the last recession, however, with large land sales, price appreciation has generally not been evident; therefore no adjustments were warranted.

Location

Adjustments for location consider the comparables' locations within their respective market area as well as their surrounding land uses as compared to the subject. The location adjustment is typically oriented toward the concept that properties closest to central and/or homogeneously developed areas are superior to properties in outlying or mixed-use areas.

Site Size

This adjustment considers the underlying site size of the comparable in relation to the subject. Smaller sites typically sell for a higher price per unit of comparison when compared to a larger site.

Access

The subject has legal but not yet physical access from the nearby highway which leads to Ensenada and the United States (California). The cost to provide access would be incurred by the larger parcel. Comparables with superior or easier access were adjusted upward.

Oceanfront

The amount of ocean frontage is a considerable premium in Mexico beachfront communities. Parcels with more ocean frontage compared to overall size have more of an opportunity to capture oceanfront premiums. The subject 1,800 hectares does not have ocean frontage, however, it is directly tied with the oceanfront portion and therefore has availability of the ocean. We could not find any non-oceanfront sales of such a large size, therefore, we utilized oceanfront sales and have made

an adjustment for the subject's lack of ocean frontage, yet benefit of having direct access to the ocean.

Oceanview

The degree of oceanview is also a considerable premium in México beach resort areas. Our research indicates that these premiums can range from 10% to 30% depending on the difference in view. Sites with gently sloping topography generally allow for more opportunity for oceanviews from a greater portion of the subject. Sites with flat topography have less opportunity for oceanviews. Given the subject's good slope, and close proximity to the ocean, the subject has a near comparable view to the comparables which have direct ocean frontage.

Infrastructure

This adjustment considers the access, quality and type of infrastructure for a project. The subject site will have future on-site utilities which we assume will be in in sufficient capacity.

Zoning/Entitlements

Within México, density and zoning are generally determined on an individual basis at the time the plans are submitted for approval. A developer will provide a development plan at which time the municipality will approve or modify. Typically, developments ask for far more density than they actually develop. The adjustment for zoning and density is based upon the typical time and cost to obtain approvals or entitlements. Depending on the scope of the development, location and political considerations, entitlements can take significant time and cost up to several million dollars. If the land is privatized (foreigners can purchase), then the process takes less time and money. If the land is ejido (Mexican citizen only can own), the process can be very expensive and time consuming. Thus, entitlements can bring significant value.

While some comparable have a general zoning designation for residential tourism, which typically allows densities higher than the subject zoning, allowable densities are determined during the entitlement process. It is common for sites that are zoned rural to obtain medium to high density approvals with similar time and cost as does a site that is zoned residential tourism. Thus, the determining factor is the amount of approvals or entitlements and not the general zoning designation. Thus, comparables with residential tourism zoning designations were only adjusted if the sale had specific entitlements and approvals.

According to the client, the subject site does not have any entitlements. Comparable sales with entitlements and approvals are considered to be superior and were adjusted downward. The adjustment was based upon typical costs to entitle properties and was applied as a percentage of the purchase price.

Topography

This adjustment considers the topography of a site. Sites with hilly topography are more difficult and costly to develop than sites with gently rolling topography.

DISCUSSION/ANALYSIS OF LAND SALES

Land Sale One

Upon comparison with the subject, the comparable is superior with regard to location as it is located in closer proximity to an established area and a downward adjustment was warranted. A downward adjustment for size was warranted given its smaller size and generally appeals to a large pool of buyers. A downward adjustment for access was warranted given its easy access from a nearby highway. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. This comparable was adjusted downward for ocean view due to its direct ocean views. The comparable had easy access to nearby available utilities was adjusted downward. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Sale Two

Upon comparison with the subject, the comparable is superior with regard to location as it is located in closer proximity to an established area and a downward adjustment was warranted. An upward adjustment for size was warranted given its larger size and generally appeals to a smaller pool of buyers. A downward adjustment for access was warranted given its easy access from a nearby highway. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. This comparable was adjusted downward for ocean view due to its direct ocean views. The comparable had easy access to nearby available utilities was adjusted downward. The comparable is restricted to low density development, and is inferior to the subject, which has the potential for higher density development and was adjusted upward. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Sale Three

Upon comparison with the subject, the comparable is inferior with regard to location as while it is located closer to an established area when compared with the subject, La Paz has less access to a large population than the subject and an upward adjustment was warranted. A downward adjustment for size was warranted given its smaller size and generally appeals to a large pool of buyers. A downward adjustment for access was warranted given its easy access from a nearby highway. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. This comparable was adjusted downward for ocean view due to its direct ocean views. The comparable had easy access to nearby available utilities was

adjusted downward. The comparable had all entitlements and approvals and was considered superior in this regard and adjusted downward. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Sale Four

Upon comparison with the subject, a downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. However, this comparable was adjusted upward for oceanview due to its lacking views due to its topography. The comparable had some entitlements and approvals and was considered superior in this regard and adjusted downward. The site had difficult topography and was adjusted upward. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

Land Sale Five

Upon comparison with the subject, a downward adjustment for size was warranted given its smaller size and generally appeals to a large pool of buyers. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. However, this comparable was adjusted upward for oceanview due to its lacking views due to its topography. The comparable had some entitlements and approvals and was considered superior in this regard and adjusted downward. The site had difficult topography and was adjusted upward. Overall, this comparable was deemed inferior in comparison to the subject and an upward net adjustment was warranted to the sales price indicator.

Land Listing Six

Upon comparison with the subject, a downward adjustment for size was warranted given its smaller size and generally appeals to a large pool of buyers. A downward adjustment for access was warranted given its easy access from a nearby highway. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. This comparable was adjusted downward for ocean view due to its direct ocean views. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

Land Listing Seven

Upon comparison with the subject, the comparable is inferior with regard to location as while it is located closer to an established area when compared with the subject, La Paz has less access to a large population than the subject and an upward adjustment was warranted. A downward adjustment was ocean frontage was warranted as the comparable is oceanfront which commands a strong premium in the market. This comparable was adjusted downward for ocean view due to its direct

ocean views. Overall, this comparable was deemed superior in comparison to the subject and a downward net adjustment was warranted to the sales price indicator.

SUMMARY OF ADJUSTMENTS

Based on our comparative analysis, the following chart summarizes the adjustments warranted to each comparable.

LAND SALES ADJUSTMENT GRID

Comparable Number	1	2	3	4	5	4	5	Subj. Pro Forma
Transaction Type	Sale	Sale	Offer	Sale	Sale	Listing	Listing	---
Transaction Date	2010	2014	2012	2017	2017	Current	Current	---
Land Area (Acres)	400	9,424	2,700	4,530	2,215	526	4,243	4,942
Land Area (Hectares)	162	3,814	1,093	1,833	896	213	1,717	2,000
Oceanfront (Lin. Mtrs.)	1,157	7,000	5,000	2,300	1,750	350	6,290	0
Zoning	Rural	Residentail Tourism	Residentail Tourism	Residentail Tourism	Residentail Tourism	Rural	Rural	Rural
Utilities	All within 1 KM	All nearby	All to Site	Future on-site	Future on-site	Future on-site	Future on-site	Future on-site
Entitlements	None	None	Fully Approved	General Tourism	Fully Approved	None	None	None
Actual Sale Price	$12,150,000	$50,000,000	$20,000,000	$10,000,000	$5,500,000	$20,168,057	$39,491,000	---
Price Per Acre	$30,375	$5,305	$7,407	$2,208	$2,483	$38,342	$9,308	---
Price Per Hectare	$75,057	$13,110	$18,304	$5,455	$6,136	$94,686	$23,000	---
Price Per Lin. Mtr. Ocean	$10,501	$7,143	$4,000	$4,348	$3,143	$20,351	$6,278	---
Adj. Price Per Hectare	$75,057	$13,110	$18,304	$5,455	$6,136	$94,686	$23,000	
Property Rights Conveyed	0%	0%	0%	0%	0%	0%	0%	
Financing Terms [1]	0%	0%	0%	0%	0%	0%	0%	
Conditions of Sale	0%	0%	0%	0%	20%	-50%	-25%	
Market Conditions (Time)	0%	0%	0%	0%	0%	0%	0%	
Subtotal - Price Per Hectare	$75,057	$13,110	$18,304	$5,455	$7,363	$47,343	$17,250	
Location	-10%	-10%	5%	0%	0%	-10%	10%	
Size	-25%	15%	-5%	0%	-5%	-25%	0%	
Access	-5%	-5%	-5%	0%	0%	-5%	0%	
Oceanfront	-15%	-10%	-15%	-15%	-15%	-15%	-15%	
Ocean View	-5%	-5%	-5%	10%	15%	-5%	-5%	
Infrastructure/Utilities	-10%	-10%	-10%	0%	0%	0%	0%	
Zoning/Entitlements	0%	10%	-5%	-5%	-5%	0%	0%	
Topography	0%	0%	0%	15%	15%	0%	0%	
Total Other Adjustments	-70%	-15%	-40%	5%	5%	-60%	-10%	**AVERAGE**
Indicated Value Per Hectare	**$22,517**	**$11,143**	**$10,982**	**$5,727**	**$7,731**	**$18,937**	**$15,525**	**$13,223**

[1] Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable)

Compiled by CBRE

After adjustments, eliminating the high and low comparables, the majority of comparables indicate a range of $7,731 to $18,937 with an average of $13,223 per hectare. Based on analysis of comparable market data, and considering all factors, a price per hectare indication near the average of the indicated range was most appropriate for the subject:

SALES COMPARISON APPROACH

Total Hectares	X	Value Per Hectare	=	Value
1,800	X	$13,000	=	$23,400,000
1,800	X	$13,500	=	$24,300,000

VALUE CONCLUSION	
Value Indication	**$24,000,000**
Value Per Hectare	**$13,333**
Value Per Acre	**$5,396**

Compiled by CBRE

Reconciliation of Value

As the analysis indicates, the highest and best use of the subject site is to develop the oceanfront portion for a second home residential community and utilize the remaining non-oceanfront land as open space/amenity. Given the two separate, but contiguous and complimentary sites, no discount is warranted for a combined purchase; thus the concluded values are added together to arrive at the concluded value for the entire site.

The value indications are summarized as follows:

SUMMARY OF VALUE CONCLUSIONS	
	As Is on February 15, 2018
Oceanfront portion - 303 Hectares	$18,000,000
Oceanview portion - 1,800 Hectares	$24,000,000
Reconciled Value	**$42,000,000**
Compiled by CBRE	

Based on the foregoing, the market value of the subject has been concluded as follows:

MARKET VALUE CONCLUSION			
Appraisal Premise	Interest Appraised	Date of Value	Value Conclusion
As Is	Fee Simple Estate equivalent (Mexican Corporation)	February 15, 2018	$42,000,000
Compiled by CBRE			

ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to title that would adversely affect marketability or value. CBRE, Inc. is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CBRE, Inc., however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. CBRE, Inc. professionals are not engineers and are not competent to judge matters of an engineering nature. CBRE, Inc. has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CBRE, Inc. by ownership or management; CBRE, Inc. inspected less than 100% of the entire interior and exterior portions of the improvements; and CBRE, Inc. was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CBRE, Inc. reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property, was not observed by the appraisers. CBRE, Inc. has no knowledge of the existence of such materials on or in the property. CBRE, Inc., however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

   We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CBRE, Inc. This report may be subject to amendment upon re-inspection of the subject subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CBRE, Inc. has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CBRE, Inc. reserves the right to amend conclusions reported if made aware of any such error. Accordingly, the client-addressee should

carefully review all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify CBRE, Inc. of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CBRE, Inc. will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.
7. CBRE, Inc. assumes no private deed restrictions, limiting the use of the subject in any way.
8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposits or subsurface rights of value involved in this appraisal, whether they are gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.
9. CBRE, Inc. is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.
10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation, and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.
11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CBRE, Inc. does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CBRE, Inc.
12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CBRE, Inc. to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.
13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.
14. This study may not be duplicated in whole or in part without the specific written consent of CBRE, Inc. nor may this report or copies hereof be transmitted to third parties without said consent, which consent CBRE, Inc. reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CBRE, Inc. which consent CBRE, Inc. reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CBRE, Inc. shall have no accountability or responsibility to any such third party.
15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.
16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.
17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CBRE, Inc. unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CBRE, Inc. assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CBRE, Inc. assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CBRE, Inc. assumes that the subject analyzed herein will be under prudent and competent management and ownership; neither inefficient nor super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The *Americans with Disabilities Act* (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CBRE, Inc. has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CBRE, Inc. has no specific information relating to this issue, nor is CBRE, Inc. qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client approximately result in damage to Appraiser. Notwithstanding the foregoing, Appraiser shall have no obligation under this Section with respect to any loss that is caused solely by the active negligence or willful misconduct of a Client and is not contributed to by any act or omission (including any failure to perform any duty imposed by law) by Appraiser. Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover, from the other, reasonable attorney fees and costs.

ADDENDA

ADDENDUM A

CLIENT CONTRACT INFORMATION

ADDENDUM B

QUALIFICATIONS